                                                                   Exhibit 10.51

                                [EXECUTION COPY]





                                  $375,000,000


                                CREDIT AGREEMENT


                                  dated as of


                                November 1, 1994


                                     among


                         Beverly California Corporation


                           Beverly Enterprises, Inc.


                            The Banks Listed Herein


                   Morgan Guaranty Trust Company of New York,
                                as Issuing Bank,


                                      and


                   Morgan Guaranty Trust Company of New York,
                                    as Agent

                            TABLE OF CONTENTS

                                ARTICLE I

                               DEFINITIONS

SECTION   1.01.      Definitions..............................         1
SECTION   1.02.      Accounting Terms and Determinations......        22
SECTION   1.03.      Types and Classes of Loans and Borrowings        22


                               ARTICLE II

                               THE CREDITS


SECTION  2.01.       Commitments to Lend......................        23
SECTION  2.02.       Notice of Borrowing......................        23
SECTION  2.03.       Notice to Banks; Funding of Loans........        24
SECTION  2.04.       Notes....................................        25
SECTION  2.05.       Maturity of  Loans; Mandatory Prepayments        26
SECTION  2.06.       Interest Rates...........................        26
SECTION  2.07.       Letters of Credit........................        30
SECTION  2.08.       Fees.....................................        36
SECTION  2.09.       Optional Termination Reduction of
                     Commitments..............................        37
SECTION  2.10.       Mandatory Termination of Commitments.....        37
SECTION  2.11.       Method of Electing Interest Rates........        38
SECTION  2.12.       Optional Prepayments.....................        39
SECTION  2.13.       General  Provisions  as  to   Payments...        40
SECTION  2.14.       Funding Losses...........................        41
SECTION  2.15.       Computation of Interest, Fees and
                     Commissions..............................        41
SECTION  2.16.       Withholding Tax Exemption................        41
SECTION  2.17.       Maximum Interest Rate....................        42



                                        ARTICLE III

                                         CONDITIONS


SECTION  3.01.       Effectiveness............................        43
SECTION  3.02.       Borrowings and Letter of Credit Issuances        45
SECTION  3.03.       Borrowings of Term Loans.................        46


                                       i

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
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                                      ARTICLE IV

                            REPRESENTATIONS AND WARRANTIES


SECTION 4.01.        Corporate Existence and Power................       48
SECTION 4.02.        Corporate and Governmental Authorization; No
                     Contravention................................       48
SECTION 4.03.        Binding Effect; Liens of Pledge Agreement....       48
SECTION 4.04.        Financial Information; Valuations............       49
SECTION 4.05.        Litigation...................................       49
SECTION 4.06.        Compliance with ERISA........................       50
SECTION 4.07.        Environmental Matters........................       50
SECTION 4.08.        Taxes........................................       51
SECTION 4.09.        Title to and Condition of Properties.........       51
SECTION 4.10.        Not an Investment Company....................       51
SECTION 4.11.        Full Disclosure..............................       51
SECTION 4.12.        Representations in Subsidiary Guaranty and
                     Pledge Agreement.............................       52
SECTION 4.13.        Existing Letters of Credit...................       52

                                        ARTICLE V

                                        COVENANTS

SECTION 5.01.        Information..................................       52
SECTION 5.02.        Maintenance of Property; Insurance...........       55
SECTION 5.03.        Compliance with Laws.........................       56
SECTION 5.04.        Inspection of Property, Books and Records....       56
SECTION 5.05.        Minimum Consolidated Net Worth...............       57
SECTION 5.06.        Fixed Charge Coverage Ratio..................       57
SECTION 5.07.        Adjusted Consolidated Debt Ratio.............       57
SECTION 5.08.        Ownership of Stock of Wholly-Owned
                     Subsidiaries.................................       57
SECTION 5.09.        Investments..................................       58
SECTION 5.10.        Restricted Payments on Stock.................       59
SECTION 5.11.        Negative Pledge..............................       60
SECTION 5.12.        Consolidations, Mergers and Sales of Assets..       64
SECTION 5.13.        Incurrence of Debt...........................       64
SECTION 5.14.        Use of Proceeds and Letters of Credit........       66
SECTION 5.15.        Additional Subsidiary Guarantors.............       67
SECTION 5.16.        Lease Conversions............................       67
SECTION 5.17.        Transactions with Affiliates.................       68



                                       ii

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                                  ARTICLE VI

                                   DEFAULTS


SECTION  6.01.    Events of Default.............................        68
SECTION  6.02.    Notice of Default.............................        73



                                  ARTICLE   VII

                                   THE AGENT


SECTION  7.01.    Appointment and Authorization.................        73
SECTION  7.02.    Agent and Affiliates..........................        73
SECTION  7.03.    Action by Agent...............................        73
SECTION  7.04.    Consultation with Experts.....................        73
SECTION  7.05.    Liability of Agent............................        73
SECTION  7.06.    Indemnification...............................        74
SECTION  7.07.    Credit Decision...............................        74
SECTION  7.08.    Successor Agent...............................        74
SECTION  7.09.    Agent's Fee...................................       75



                               ARTICLE   VIII

                           CHANGE IN CIRCUMSTANCES


SECTION  8.01.    Basis for Determining Interest Rate Inadequate
                  or Unfair.....................................        75
SECTION  8.02.    Illegality....................................        76
SECTION  8.03.    Increased Cost and Reduced Return.............        76
SECTION  8.04.    Base Rate Loans Substituted for Affected Fixed
                  Rate Loans....................................        79
SECTION  8.05.    HLT Classification............................        80



                                   ARTICLE IX

                                   GUARANTY
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                                      iii

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SECTION  9.01.      The Guaranty................................        81
SECTION  9.02.      Guaranty Unconditional......................        81
SECTION  9.03.      Discharge Only Upon Payment In Full;
                    Reinstatement In Certain Circumstances......        82
SECTION  9.04.      Waiver by the Guarantor.....................        83
SECTION  9.05.      Subrogation.................................        83
SECTION  9.06.      Stay of Acceleration........................        83


                                      ARTICLE X

                                    MISCELLANEOUS


SECTION 10.01.      Notices.....................................        83
SECTION 10.02.      No Waivers..................................        84
SECTION 10.03.      Expenses; Documentary Taxes; Indemnification        84
SECTION 10.04.      Sharing of Set-offs.........................        85
SECTION 10.05.      Amendments and Waivers......................        86
SECTION 10.06.      Successors and Assigns......................        86
SECTION 10.07.      Margin Stock................................        88
SECTION 10.08.      GOVERNING LAW; SUBMISSION TO JURISDICTION...        89
SECTION 10.09.      Pledge Agreement............................        89
SECTION 10.10.      Counterparts; Integration...................        89
SECTION 10.11.      Confidentiality.............................        89
SECTION 10.13.      WAIVER OF JURY TRIAL........................        90

Schedule I   -   Pricing Schedule
Schedule II  -   Commitment Schedule
Schedule III -   Term Loan Amortization Schedule
Schedule IV  -   Existing Debt
Schedule V   -   Subsidiaries  of  the  Guarantor
Schedule VI  -   Existing Letters of Credit
Schedule VII -   Guarantor's 1992 Disposition Plan


Exhibit A  Note
Exhibit B  Form of Pledge and Security Agreement
Exhibit C  Form of Subsidiary Guaranty
Exhibit D Opinion of Special New York Counsel to the Borrower and the Guarantor Exhibit E Opinion of Senior Vice President and General Counsel of the Borrower
           and the Guarantor
Exhibit F  Opinion of Special Counsel to the Agent
Exhibit G  Opinion of Special New York Counsel to the Borrower and the
           Guarantor for Term Loans
Exhibit H  Opinion of Senior Vice President and General Counsel of the
           Borrower and the Guarantor for Term Loans
Exhibit I  Assignment  and  Assumption  Agreement

                               CREDIT AGREEMENT



          AGREEMENT dated as of November 1, 1994 among BEVERLY CALIFORNIA CORPORATION, a California corporation, BEVERLY ENTERPRISES, INC., a Delaware corporation, the BANKS listed on the signature pages hereof, MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Issuing Bank, and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent.

          The parties hereto agree as follows:


                                  ARTICLE I

                                 DEFINITIONS

          SECTION 1.01. DEFINITIONS. The following terms, as used herein, have the following meanings:

          "Acquired Company" means a Tranche A Acquired Company or the Tranche B Acquired Company.

          "Adjusted CD Rate" has the meaning set forth in Section 2.06(b).

          "Adjusted Consolidated Debt" means at any date the sum, without duplication, of (i) all liabilities of the Guarantor and its Subsidiaries at such date of the types classified as "current liabilities: short-term borrowings", "current liabilities: current portion of long-term obligations" and "long-term obligations" on the consolidated balance sheet included in the Base Financials (other than any Subordinated Notes), (ii) all guarantees at such date of obligations of other issuers of the type listed in Schedule VII to the Guarantor's Base Financials (other than guarantees outstanding on the date hereof of obligations outstanding on the date hereof, in amounts not in excess of the amounts set forth in Schedule VII to the Guarantor's Base Financials) and (iii) an amount equal to the product of (A) Consolidated Rental Expense for the four fiscal quarters of the Guarantor most recently completed on or prior to such date multiplied by (B) 8.

          "Adjusted London Interbank Offered Rate" has the meaning set forth in
Section 2.06(c).

          "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Bank.

          "Affiliate" means any Person (other than the Guarantor, any Subsidiary of the Guarantor or any Bank) (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Guarantor or (b) which is the Beneficial Owner of 10% or more of any class of the Voting Stock of the Guarantor. As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise.

          "Agent" means Morgan Guaranty Trust Company of New York in its capacity as agent for the Banks hereunder, and its successors in such capacity.

          "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

          "Appraised Value" means, with respect to any asset subjected to or released from any Lien securing any Designated Obligation or any Pooled Mortgage Debt, the value of such asset as determined by an independent appraisal performed within 90 days of, and as of a date not less than 90 days prior to, the date upon which such asset is subjected to or released from such Lien.

          "Assessment Rate" has the meaning set forth in Section 2.06(b).

          "Assignee" has the meaning set forth in Section 10.06(c).

          "Authorized Financial Officer" of any Person means the Chief Financial Officer, Treasurer or Controller of such Person.

          "Bank" means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 10.06(c), and their respective successors.

          "Base Financials" means the consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of December 31, 1993 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, together with the notes thereto, included in the Guarantor's 1993 Form 10-K and reported on without qualification by Ernst & Young.

          "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

          "Base Rate Loan" means (i) a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article VIII or (ii) an overdue amount that was a Base Rate Loan immediately before it became overdue.

          "Base Rate Margin" has the meaning set forth in Section 2.06 (a).

          "Beneficial Owner" means a Person who is deemed to be the "Beneficial Owner" of securities pursuant to Rule 13d-3 or 13d-5 of the Securities Exchange Act of 1934 (as in effect on the date hereof).

          "Borrower" means Beverly California Corporation, a California corporation, and its successors.

          "Borrowing" has the meaning set forth in Section 1.03.

          "Cash Coverage Ratio" has the meaning set forth in the Pricing
Schedule.

          "CD Base Rate" has the meaning set forth in Section 2.06(b).

          "CD Loan" means (i) a Loan which bears interest at a CD Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or
(ii) an overdue amount that was a CD Loan immediately before it became overdue.

          "CD Margin" has the meaning set forth in Section 2.06(b).

          "CD Rate" means a rate of interest determined pursuant to Section 2.06(b) on the basis of an Adjusted CD Rate.

          "CD Reference Banks" means PNC Bank, National Association, NationsBank of North Carolina, N.A. and Morgan Guaranty Trust Company of New York.

          "Class" has the meaning set forth in Section 1.03.

           "Collateral" means the property in which the Agent is granted, or is purported to be granted, a lien or security interest from time to time under the Pledge Agreement, which lien or security interest has not been released in accordance with the terms hereof or thereof.

          "Commitment" means a Term Commitment or a Revolving Commitment, and "Commitments" means both of the foregoing.

          "Commitment Schedule" means Schedule II attached hereto.

          "Consolidated Capital" has the meaning set forth in the Pricing Schedule.

          "Consolidated EBIDA" means, for any period, Consolidated Net Income of the Guarantor and its Consolidated Subsidiaries for such period plus, without duplication, any amounts deducted in determining such Consolidated Net Income in respect of (a) Consolidated Interest Charges for such period and (b) expenses for such period of the types classified as "depreciation and amortization" on the consolidated statement of operations included in the Base Financials.

          "Consolidated Interest Charges" means, for any period, all items for such period of the types classified as "interest" on the consolidated statement of operations included in the Base Financials.

          "Consolidated Net Capital Expenditures" means, for any period, the sum, without duplication, of (i) the total amount of additions to property and equipment of the Guarantor and its Consolidated Subsidiaries during such period of the types classified as "Capital expenditures" or "Payments for acquisitions, net of cash acquired" on the consolidated statement of cash flows included in the Base Financials and (ii) all Investments made by the Guarantor or any of its Subsidiaries during such period in Beverly Japan Corporation; provided that "Consolidated Net Capital Expenditures" shall exclude (A) the application of insurance or condemnation proceeds to rebuilding facilities, (B) any acquisition by the Guarantor or any of its Subsidiaries of any assets in connection with and as part of a Workout Transaction, (C) any acquisition by the Guarantor or any of its Subsidiaries of any assets as part of a Lease Conversion and (D) the amount of any Debt incurred or assumed for the purpose of financing all or any part of the cost of constructing any asset to the extent that such amount does not exceed 75% of the cost of acquiring or constructing such asset.

          "Consolidated Net Income" means, for any period, the net income
(loss) (calculated (a) before preferred and common stock dividends and (b) exclusive of the effect of any extraordinary or other material non-recurring gain or loss outside the ordinary course of business) of the Guarantor and its Consolidated Subsidiaries, determined on a consolidated basis for such period.

          "Consolidated Net Worth" means at any date the consolidated stockholders' equity of the Guarantor and its Consolidated Subsidiaries at such date.

          "Consolidated Rental Expense" means, for any period, the rental expense (net of sublease income) of the Guarantor and its Consolidated Subsidiaries with respect to leases of real property and improvements of real property less, with respect to any facility identified in the Guarantor's 1992 Disposition Plan, the amount of such rental expense with respect to such facility for such period to the extent, but only to the extent, that such expense is charged against the reserves established in respect of such facility as part of the Guarantor's 1992 Disposition Plan prior to the date of this Agreement, determined on a consolidated basis for such period.

          "Consolidated Subsidiary" means, with respect to any Person and at any date, any of its Subsidiaries or any other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

          "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all obligations of such Person with respect to letters of credit and similar instruments, including, without limitation, obligations under reimbursement agreements, (vi) all mandatorily redeemable preferred stock of such Person,
(vii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (viii) all Debt of others Guaranteed by such Person.

           "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

          "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

          "Designated Obligations" has the meaning set forth in clause (iv) of
Section 5.11(a).

          "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

          "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent.

          "Domestic Loans" means CD Loans or Base Rate Loans or both.

          "Domestic Reserve Percentage" has the meaning set forth in Section 2.06(b).

          "Effective Date" means the date this Agreement becomes effective in accordance with Section 3.01.

          "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

          "ERISA Group" means the Guarantor and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Guarantor, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code.

          "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

          "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

          "Euro-Dollar Loan" means (i) a Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or (ii) an overdue amount that was a Euro-Dollar Loan immediately before it became overdue.

          "Euro-Dollar Margin" has the meaning set forth in Section 2.06(c).

          "Euro-Dollar Rate" means a rate of interest determined pursuant to
Section 2.06(c) on the basis of an Adjusted London Interbank offered Rate.

          "Euro-Dollar Reference Banks" means the principal Nassau office of PNC Bank, National Association and the principal London offices of NationsBank of North Carolina, N.A. and Morgan Guaranty Trust Company of New York.

          "Euro-Dollar Reserve Percentage" has the meaning set forth in Section 2.06(c).

           "Event of Default" has the meaning set forth in Section 6.01.

           "Existing Bank" means a Bank (as defined in the Existing Credit Agreement).

          "Existing Credit Agreement" means the Credit Agreement dated as of March 1, 1993 among the Borrower, the Guarantor, the banks listed on the signature pages thereof, and Morgan Guaranty Trust Company of New York, as issuing bank and as agent, as the same has been amended on or prior to the Effective Date.

          "Existing Letter of Credit" means a Letter of Credit (as defined in the Existing Credit Agreement).

          "Existing Loan" means a Loan (as defined in the Existing Credit Agreement).

          "Existing Security Documents" means the Security Documents (as defined in the Existing Credit Agreement).

          "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions, as determined by the Agent.

          "Financing Documents" means this Agreement, the Notes, the Subsidiary Guaranty and the Pledge Agreement.

          "Fixed Charge Coverage Ratio" means, on any date, the ratio of (i) the sum of Consolidated EBIDA and Consolidated Rental Expense for the four consecutive fiscal quarters most recently ended on or prior to such date to
(ii) the sum of Consolidated Interest Charges, Consolidated Rental Expense and Consolidated Net Capital Expenditures for such four fiscal quarters.

          "Fixed Rate Loans" means CD Loans or Euro-Dollar Loans or both.

          "Group of Loans" means at any time a group of Loans consisting of (i) all Loans of the same Class that are Base Rate Loans at such time or (ii) all Loans of the same Class that are Fixed Rate Loans of the same type having the same Interest Period at such time; provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.02 or 8.04, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

          "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Guarantor" means Beverly Enterprises, Inc., a Delaware corporation, and its successors.

          "Guarantor's 1993 Form 10-K" means the Guarantor's annual report on Form 10-K for 1993, as filed with the Securities and Exchange Commission pursuant to the securities Exchange Act of 1934, as amended.

          "Guarantor's 1992 Disposition Plan" means the disposition plan announced by the Guarantor on November 9, 1992 relating to the proposed disposition of certain facilities and the establishment of reserves therefor, in each case, as summarized on Schedule VII.

          "Hazardous Substance" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

          "Incremental Pooled Mortgage Debt" means, at any time with respect to any Pooled Mortgage Debt, the excess (but not less than zero) of (i) the aggregate principal amount of such Pooled Mortgage Debt outstanding at such time over (ii) the sum, without duplication, of (A) an amount equal to 80% of the cost of acquisition or construction of any Initial Pooled Mortgage Assets that have been acquired or constructed by the Guarantor or any of its Subsidiaries within 90 days of the incurrence of such Pooled Mortgage Debt and that are subject to a Lien securing such Pooled Mortgage Debt; (B) the aggregate principal amount of all Debt that had been secured by a Lien permitted under clauses (i), (v), (vi), (vii), (ix) or (x) of Section 5.11 (or permitted under clause (xi) of Section 5.11 as it relates to any of the foregoing clauses) on some or all of such Initial Pooled Mortgage Assets, which Debt was either refinanced by such Pooled Mortgage Debt or repaid within 180 days prior to the incurrence of such Pooled Mortgage Debt; and (C) the value of any Initial Cash Collateral (as defined in the definition of Initial Pooled Mortgage Assets) at such time.

          "Initial Pooled Mortgage Assets" means (i) assets from two or more facilities on which Liens securing Debt are created within 90 days after the incurrence of such Debt ("Initial Pooled Mortgage Facilities") and (ii) cash proceeds of such Debt (and Temporary Cash Investments made with such proceeds) that are held by a trustee to secure such Debt ("Initial Cash Collateral").

          "Interest Period" means: (1) with respect to each Euro-Dollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Notice of Borrowing or Notice of Interest Rate Election; provided that:

              (a) any Interest Period (other than an Interest Period determined pursuant to clause (c)(i) below) that would otherwise end on a day that is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

              (b) any Interest Period (other than an Interest Period determined pursuant to clause (c) below) that begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of a calendar month; and

              (c) if any Interest Period includes a date on which a payment of principal of the Loans is required to be made under Section
         2.05 but does not end on such date, then (i) the principal amount (if any) of each Euro-Dollar Loan required to be repaid on such date shall have an Interest Period ending on such date and (ii) the remainder (if any) of each such Euro-Dollar Loan shall have an Interest Period determined as set forth above; and

(2) with respect to each CD Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 30, 60, 90 or 180 days thereafter, as the Borrower may elect in the applicable Notice of Borrowing or Notice of Interest Rate Election; provided that:

              (a) any Interest Period (other than an Interest Period determined pursuant to clause (b)(i) below) that would otherwise end on a day that is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

              (b) if any Interest Period includes a date on which a payment of principal of the Loans is required to be made under Section
         2.05 but does not end on such date, then (i) the principal amount (if any) of each CD Loan required to be repaid on such date shall have an Interest Period ending on such date and (ii) the remainder (if any) of each such CD Loan shall have an Interest Period determined as set forth above.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

          "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

          "Issuing Bank" means Morgan Guaranty Trust Company of New York in its capacity as issuer of the Letters of credit, and its successors in such capacity.

           "Lead Manager" means Chemical Bank in its capacity as lead manager for the Banks hereunder.

          "Lease Cancellation Payment" means any payment made to cancel or terminate a lease of a facility and related property prior to the end of its term.

          "Lease Conversion" means any acquisition by the Guarantor or any of its Subsidiaries of a facility and related property that had theretofore been leased by the Guarantor or any such Subsidiary and that the Guarantor or any of its Subsidiaries continues to operate.

          "Letter of Credit" means a letter of credit issued, or deemed to have been issued, by the Issuing Bank pursuant to Section 2.07(a).

          "Letter of Credit Commission Rate" has the meaning set forth in
Section 2.07(f).

          "Letter of Credit Commitment" means, with respect to any Bank at any time, an amount equal to the lesser of (i) such Bank's Revolving Commitment at such time and (ii) the product of $100,000,000 multiplied by a fraction, the numerator of which is such Bank's Revolving Commitment at such time and the denominator of which is the aggregate Revolving Commitments of all Banks at such time.

          "Letter of Credit Exposure" means, with respect to any Bank at any time, the sum of (i) its participation in the undrawn amount which is then, or may thereafter become, available for drawing under each outstanding Letter of Credit and (ii) its participation in the amount of each unpaid Reimbursement Obligation for drawings theretofore made under any Letter of Credit.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Guarantor or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Loan" means a loan made by a Bank pursuant to Section 2.01; provided that if any such loan or loans (or portions thereof) of the same Class are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

          "London Interbank Offered Rate" has the meaning set forth in Section 2.06(c).

          "LTCB Collateral" means the real property and related personal property which constitute Collateral (as defined in the LTCB Credit Agreement) as of the Effective Date.

          "LTCB Credit Agreement" means that certain Credit Agreement, dated as of March 24, 1992, among the Borrower, the Guarantor, the Lenders party thereto (the "LTCB Lenders"), Bank of Montreal, as Co-Agent, and The Long-Term Credit Bank of Japan, Ltd., Los Angeles Agency, as Agent, as amended, supplemented or modified.

          "LTCB Financing Documents" means the LTCB Credit Agreement, the LTCB Notes and the LTCB Mortgages.

          "LTCB Mortgages" means the Mortgages (as defined in the LTCB Credit Agreement).

          "LTCB Notes" means the Notes (as defined in the LTCB Credit Agreement) in favor of the LTCB Lenders.

          "Material Commitment" means an outstanding commitment by a financial institution or a syndicate of financial institutions to provide financial accommodations to the Guarantor and/or one or more of its Subsidiaries, arising in one or more related transactions, in an amount equal to or exceeding in the aggregate $50,000,000.

          "Material Financial Obligations" means a principal or face amount of Debt and/or (in the case of Section 6.01(f)) payment obligations in respect of, or (in the case of Section 6.01(g)) mark-to-market value of, Derivatives Obligations of the Guarantor and/or one or more of its subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $20,000,000.

          "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $1,000,000.

          "Material Subsidiary" means, at any time, any Subsidiary of the Guarantor that at such time constitutes a

"significant subsidiary" of the Guarantor within the meaning of Regulation S-X promulgated by the Securities and Exchange commission; provided that for purposes of this definition of the term "Material Subsidiary" each reference to "10 percent" contained in the definition of "significant subsidiary" set forth in Regulation S-X shall be replaced by "5 percent".

          "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

          "Nippon" means The Nippon Credit Bank, Ltd. and its successors.

          "Nippon Collateral" means the real property and related personal property which constitute Collateral (as defined in the Nippon Credit Agreement) as of the Effective Date.

          "Nippon Credit Agreement" means that certain Credit Agreement, dated as of March 2, 1993, among the Borrower, the Guarantor, the lenders party thereto (the "Nippon Lenders") and Nippon, as Agent, as amended, supplemented or modified.

          "Nippon Financing Documents" means the Nippon Credit Agreement, the Nippon Notes and the Nippon Mortgages.

          "Nippon Mortgages" means the Mortgages (as defined in the Nippon Credit Agreement).

          "Nippon Notes" means the Notes (as defined in the Nippon Credit Agreement) in favor of the Nippon Lenders.

          "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

          "Notice of Borrowing" has the meaning set forth in Section 2.02.

          "Notice of Interest Rate Election" has the meaning set forth in
Section 2.11(a).

           "Notice of Issuance" has the meaning set forth in Section 2.07(b).

          "Other Plan" means an employee pension benefit plan (other than a Plan or a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

          "Parent" means, with respect to any Bank, any Person controlling such Bank.

          "Participant" has the meaning set forth in Section 10.06(b).

          "FDGC" means the rension benefit guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Permitted Receivables Financing Securities" means debt securities or preferred stock issued by a Special Purpose Receivables Financing Subsidiary pursuant to a Receivables Financing Program and borrowings by a Special Purpose Receivables Financing Subsidiary under a related Receivables Financing Backstop Facility.

          "Permitted Preferred Stock" means preferred stock of the Guarantor that has no mandatory redemption or redemption at the option of the holder thereof prior to the first anniversary of the Termination Date and no required increase in the rate of dividends payable thereon prior to such first anniversary other than increases arising from the resetting of the rate of dividends on the basis of a reasonable market or other similar index or a market interest rate.

          "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Pharmacy" means Pharmacy Corporation of America, a California corporation, and its successors.

          "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group.

           "Pledge Agreement" means the Pledge and Security Agreement dated as of the date hereof among the Borrower, Pharmacy, any other Subsidiaries of the Borrower as may be, from time to time, party thereto and the Agent, substantially in the form of Exhibit B hereto, as the same may be amended from time to time.

          "Pledged Stock" has the meaning set forth in the Pledge Agreement.

          "Pooled Mortgage Assets" means Initial Pooled Mortgage Assets or Substitute Pooled Mortgage Assets.

          "Pooled Mortgage Debt" means Debt secured by Pooled Mortgage Assets.

          "Pricing Schedule" means Schedule I attached hereto.

          "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

          "Quarterly Date" means any March 31, June 30, September 30 or December 31 or, in the case of any such date that is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

          "Receivables Financing Backstop Facility" means a credit facility entered into by a Special Purpose Receivables Financing Subsidiary for the purposes of providing liquidity with respect to securities issued by such Special Purpose Receivables Financing Subsidiary and of financing transactions of the type intended to be financed with the proceeds of such securities.

          "Receivables Financing Program" means a program pursuant to which a Special Purpose Receivables Financing Subsidiary issues debt securities or preferred stock secured by (i) Medicaid, Medicare or other patient accounts receivable or Permitted Receivables Financing Securities purchased from the Guarantor and its Subsidiaries or (ii) security interests in Medicaid, Medicare or other patient accounts receivable or Permitted Receivables Financing Securities granted by the Guarantor and its Subsidiaries.

          "Reference Banks" means the CD Reference Banks or the Euro-Dollar Reference Banks, as the context may require, and "Reference Bank" means any one of such Reference Banks.

           "Refinanced Debt" has the meaning set forth in clause (v) of Section 5.13(a).

          "Refinancing Debt" has the meaning set forth in clause (v) of Section 5.13(a).

          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Reimbursement Obligation" means an obligation of the Borrower to reimburse the Issuing Bank pursuant to Section 2.07(d) for the amount of a drawing under a Letter of Credit.

          "Relevant Debt" has the meaning set forth in Section 10.04.

          "Required Banks" means at any time Banks having at least 66 2/3% of the aggregate Total Exposures of all Banks.

          "Revolving Commitment" means, with respect to any Bank, the amount set forth opposite the name of such Bank as such Bank's Revolving Commitment on the Commitment Schedule, as such amount may be reduced from time to time pursuant to Sections 2.09 and 2.10.

          "Revolving Exposure" means, for any day and with respect to any Bank, the sum on such day of the Letter of Credit Exposure of such Bank and the aggregate outstanding principal amount of the Revolving Loans of such Bank.

          "Revolving Loan" means a loan made by a Bank pursuant to Section 2.01(a).

          "Secured Obligations" has the meaning set forth in the Pledge
Agreement.

          "Secured Parties" has the meaning set forth in the Pledge Agreement.

          "Segregated Collateral Account" has the meaning set forth in the Pledge Agreement.

          "Senior Secured Note Agreement" means that certain Indenture, dated as of December 27, 1990, among the Borrower, the Guarantor, and State Street Bank and Trust Company (as successor to Yasuda Bank and Trust Company (U.S.A.)), as Trustee, as amended, modified or supplemented.

          "Senior Secured Note Collateral" means the real property and related personal property securing obligations under the Senior Secured Note Documents as of the Effective Date.

          "Senior Secured Note Documents" means the Senior Secured Notes, the Senior Secured Note Agreement, the Trust Agreement (as defined in the Senior Secured Note Agreement) and the Senior Secured Note Mortgages.

          "Senior Secured Note Mortgages" means the mortgages related to the Senior Secured Note Collateral.

          "Senior Secured Notes" means the Notes (as such term is defined in the Senior Secured Note Agreement).

          "Special Purpose Receivables Financing Subsidiary" means a Wholly-Owned Subsidiary of the Guarantor the sole purpose of which is to issue debt securities and/or preferred stock and to purchase Medicare, Medicaid or other patient accounts receivable of the Guarantor and its Subsidiaries and/or Permitted Receivables Financing Securities and make advances to the Guarantor and its Subsidiaries secured by security interests in such Medicare, Medicaid or other patient accounts receivable and/or Permitted Receivables Financing Securities, which accounts receivable, Permitted Receivables Financing Securities and/or security interests therein may be pledged to secure such debt securities and/or preferred stock and/or borrowings by such Special Purpose Receivables Financing Subsidiary under a Receivables Financing Backstop Facility.

          "Stock Purchase Agreement" means (i) with respect to the Tranche A Term Loans, the Stock Purchase Agreement dated as of August 9, 1994 between Synetic, Inc. and Pharmacy and (ii) with respect to the Tranche B Term Loans, the Stock Purchase Agreement dated as of September 12, 1994 between Eckerd Corporation and Pharmacy.

          "Subordinated Notes" means the Borrower's 5 1/2% Convertible Subordinated Debentures issued from time to time in exchange for the Borrower's $2.75 Cumulative Convertible Exchangeable Preferred Stock.

          "Subsidiary" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; provided that, with respect to the Borrower and the Guarantor, Subsidiary shall not

(except for financial reporting purposes, determination of compliance with financial covenants and Article IX hereof) include any corporations or other entities (i) which are inactive, (ii) each of which has neither assets nor liabilities, calculated on a consolidated basis for each such corporation or other entity, of $1,600,000 or more and (iii) which taken together have neither aggregate assets nor aggregate liabilities, calculated on a consolidated basis, of $3,000,000 or more.

          "Subsidiary Guarantor" means, at any time, a Subsidiary of the Guarantor party to the Subsidiary Guaranty at such time.

          "Subsidiary Guaranty" means the Subsidiary Guaranty dated as of the date hereof by the Borrower, the Guarantor and the Subsidiaries of the Guarantor parties thereto in favor of the Banks, the Agent and the Issuing Bank, substantially in the form of Exhibit C hereto, as the same may be amended from time to time.

          "Substitute Pooled Mortgage Assets" means assets on which Liens are created in substitution for, or in addition to, any Initial Pooled Mortgage Assets to secure Debt that is secured by such Initial Pooled Mortgage Assets.

          "Temporary Cash Investment" means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper with maturities of not more than 180 days rated at least P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poors Ratings Group, (iii) deposit accounts in, and certificates of deposit, repurchase agreements and bankers' acceptances of, United States branches of commercial banks whose unsecured senior long-term debt is rated A or better by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, in each case maturing within one year from the date of acquisition thereof or (iv) in addition to the accounts and instruments referred to in clause (iii), deposit accounts and certificates of deposit in United States branches of banks insured by the Federal Deposit Insurance Corporation which do not aggregate more than $100,000 in any one bank.

          "Term Commitment" means, with respect to any Bank, the Tranche A Term Commitment of such Bank and the Tranche B Term Commitment of such Bank.

          "Term Commitment Termination Date" means the Tranche A Term Commitment Termination Date or the Tranche B Term Commitment Termination Date.

          "Termination Date" means October 31, 1999.

          "Term Loan" means a loan made by a Bank pursuant to Section 2.01(b).

          "Term Loan Amortization Schedule" means Schedule III attached hereto.

          "Term Loan Availability Period" means, with respect to any Term Loan, the period from and including the Effective Date to and including the applicable Term Commitment Termination Date.

          "Total Exposure" means, for any day and with respect to any Bank, the sum on such day of (a) the greater of (x) the Revolving Commitment of such Bank and (y) the Revolving Exposure of such Bank and (b) the greater of the Term Commitment of such Bank and the aggregate outstanding principal amount of the Term Loans of such Bank.

          "Tranche A Acquired Companies" means Dunnington Drug, Inc., a Delaware corporation, Healthcare Prescription Services, Inc., an Indiana corporation, and Alliance Health Services, Inc., a Delaware corporation.

          "Tranche A Term Commitment" means, with respect to any Bank, the amount set forth under the caption "Tranche A Term Commitment" opposite the name of such Bank on the Commitment Schedule, as such amount may be reduced from time to time pursuant to Sections 2.09 and 2.10.

          "Tranche A Term Commitment Termination Date" means the earlier of (i) the date upon which the Borrower makes a Borrowing of Tranche A Term Loans hereunder and (ii) February 15, 1995.

          "Tranche A Term Loan" means a Term Loan made in connection with the acquisition of the Tranche A Acquired Companies.

          "Tranche B Acquired Company" means Insta-Care Holdings, Inc., a Florida corporation.

          "Tranche B Term Commitment" means, with respect to any Bank, the amount set forth under the caption "Tranche B Term Commitment" opposite the name of such Bank on the Commitment Schedule, as such amount may be reduced from time to time pursuant to Sections 2.09 and 2.10.

          "Tranche B Term Commitment Termination Date" means the earlier of (i) the date upon which the Borrower makes a

Borrowing of Tranche B Term Loans hereunder and (ii) February 15, 1995.

          "Tranche B Term Loan" means a Term Loan made in connection with the acquisition of the Tranche B Acquired Company.

          "Unfunded Liabilities" means, with respect to any employee pension benefit plan which is covered by Title IV of ERISA, or subject to the minimum funding standards under Section 412 of the Internal Revenue Code, at any time, the amount (if any) by which (i) the present value of all benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under such plan exceeds
(ii) the fair market value of all plan assets allocable to such benefit liabilities (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such plan in accordance with the relevant provisions of Title IV of ERISA and regulations promulgated thereunder, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

          "Voting Stock" means capital stock of any class or classes (however designated) having ordinary voting power for the election of directors of the Guarantor, other than stock having such power only by reason of the happening of a contingency.

          "Wholly-Owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person all of the shares of Voting Stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by such Person.

          "Workout Transaction" means any adjustment, renegotiation, exchange, subordination, amendment, sale or other disposition of any note receivable, Investment or other similar asset of the Guarantor or any of its Subsidiaries, any release, subordination, renegotiation or other adjustment or any Lien securing any Debt or other obligation of any Person held by or owed to the Guarantor or any of its Subsidiaries, any acquisition of any asset by the Guarantor or any of its Subsidiaries or the making of any Investment by the Guarantor or any of its Subsidiaries, in each case in connection with (i) the foreclosure, enforcement or realization by the Guarantor or any such Subsidiary on any Lien securing any Debt or other obligation of any Person held by or owed to the Guarantor or any such Subsidiary or (ii) any renegotiation, composition, adjustment, amendment or restructuring of, or any other similar arrangement with respect to, any such Debt or obligation, in each case in connection with the bankruptcy, insolvency, financial distress or other similar condition of such Person; provided that any such adjustment, renegotiation, exchange, subordination, amendment, sale, disposition, release or acquisition or the making of any such Investment (A) will, in the reasonable opinion of an Authorized Financial Officer of the Guarantor, in light of the circumstances affecting the relevant obligor, be likely to maximize the amount to be realized by the Guarantor and its Subsidiaries with respect to such Debt or other obligation or (B) is imposed on the Guarantor or any of its Subsidiaries pursuant to voting arrangements mandated by any law or contract arrangements binding upon the Guarantor or such Subsidiary.

                 SECTION 1.02. ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Guarantor's independent public accountants) with the Base Financials; provided that if any change in generally accepted accounting principles after December 31, 1993 in itself materially affects the calculation of any financial covenant in Article V, the Guarantor may by notice to the Agent, or the Agent (at the request of the Required Banks) may by notice to the Guarantor, require that such covenant thereafter be calculated in accordance with generally accepted accounting principles as in effect, and applied by the Guarantor, immediately before such change in generally accepted accounting principles occurs. If such notice is given, the compliance certificates delivered pursuant to Section 5.01(d) after such change occurs shall be accompanied by reconciliations of the difference between the calculation set forth therein and a calculation made in accordance with generally accepted accounting principles as in effect from time to time after such change occurs.

          SECTION 1.03. TYPES AND CLASSES OF LOANS AND BORROWINGS. The term "Borrowing" denotes the aggregation of Loans of the same Class made to the Borrower pursuant to Article II on a single date and, in the case of a Borrowing consisting of Fixed Rate Loans, for a single Interest Period. Commitments, Loans and Borrowings are distinguished by "Class" and Loans and Borrowings are distinguished by "type". The "Class" of a Loan (or a Commitment to make such a Loan or a Borrowing consisting of such Loans) refers to whether such Loan is a Term Loan or a Revolving Loan, each of which constitutes a class. The "type" of a Loan (or a Borrowing consisting of such Loans) refers to whether such Loan is a Euro-Dollar Loan, a CD Loan or a Base Rate Loan, each of which constitutes a type. A Loan or Borrowing may be identified by both Class and type (e.g., "Term EuroDollar Loan" indicates that such Loan is both a Term Loan and a Euro-Dollar Loan).


                                   ARTICLE II

                                  THE CREDITS

          SECTION 2.01. COMMITMENTS TO LEND. (a) REVOLVING LOANS. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section 2.01(a) from time to time from and including the date hereof to but excluding the Termination Date in amounts such that such Bank's Revolving Exposure shall not exceed such Bank's Revolving Commitment. Each Borrowing under this Section 2.01(a) shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available under Section 3.02(b)) and shall be made from the several Banks ratably in proportion to their respective Revolving Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01(a), prepay loans to the extent permitted by Section 2.12, and reborrow pursuant to this Section 2.01(a).

          (b) TERM LOANS. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make a Tranche A Term Loan and a Tranche B Term Loan to the Borrower pursuant to this Section 2.01(b) on a day or days selected by the Borrower during the applicable Term Loan Availability Period in an aggregate amount not to exceed such Bank's Tranche A Term Commitment or Tranche B Term Commitment, respectively. A Borrowing under this
Section 2.01(b) shall be made from the several Banks ratably in proportion to their respective Tranche A Term Commitments or Tranche B Term Commitments, as applicable. Loans made pursuant to this Section 2.01(b) are not revolving in nature and amounts of such loans repaid or prepaid may not be reborrowed.

          SECTION 2.02. NOTICE OF BORROWING. The Borrower shall give the Agent notice (a "Notice of Borrowing") not later than (x) 11:00 A.M. (New York City time) on the date of each Base Rate Borrowing, (y) 12:00 Noon (New York City time) on the second Domestic Business Day before each CD Borrowing and (z) 12:00 Noon (New York City time) on the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

          (a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

          (b)    the aggregate amount of such Borrowing,

          (c) whether the Loans comprising such Borrowing are to bear interest initially calculated on the basis of the Base Rate, a CD Rate or a Euro-Dollar Rate,

          (d) whether the Loans comprising such Borrowing are to be Tranche A Term Loans, Tranche B Term Loans or Revolving Loans, and

          (e) in the case of a Borrowing consisting of Fixed Rate Loans, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

          SECTION 2.03. NOTICE TO BANKS; FUNDING OF LOANS.

          (a) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

          (b) Not later than 3:00 P.M. (New York City time) on the date of each Borrowing, each Bank shall (except as provided in subsection (c) below) make available its ratable share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address specified in or pursuant to Section 10.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will promptly make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address.

          (c) If any Bank that makes any Loan on the Effective Date is the holder, on the Effective Date, of any Existing Loan that is to be repaid on the Effective Date, such Bank shall apply the proceeds of its Loan to make such repayment and only an amount equal to the difference (if any) between the amount of the Loan being borrowed and the amount of such Existing Loan to be so repaid shall be made available by the Bank to the Agent as provided in subsection (b) or remitted by the Borrower to such Bank as provided in the Existing Credit Agreement.

          (d) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate then applicable to the Loans contained in such Borrowing pursuant to Section 2.06 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

          SECTION 2.04. NOTES.

          (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

          (b) Each Bank may, by notice to the Borrower and the Agent, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of its Loans of such type. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

          (c) Upon receipt of each Bank's Note pursuant to Section 3.01(b), the Agent shall forward such Note to such Bank. Each Bank shall record the date, amount and type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and prior to any transfer of its Note may endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower or the Guarantor hereunder or of the Borrower under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

          SECTION 2.05. MATURITY OF LOANS; MANDATORY PREPAYMENTS. (a) Each Loan shall mature, and the principal amount thereof shall be due and payable in full, on the Termination Date.

          (b) The Borrower shall prepay, on each Quarterly Date occurring after December 31, 1994, an aggregate principal amount (as such amount may have been reduced pursuant to Section 2.12(d)) of the Term Loans equal to the product of the fraction set forth on the Term Loan Amortization Schedule opposite the month in which such Quarterly Date occurs multiplied by the aggregate principal amount of Term Loans made by the Banks hereunder; provided that in any event the outstanding Term Loans shall be repaid in full not later than the Termination Date.

          (c) Each repayment or prepayment pursuant to this Section 2.05 shall be made together with accrued interest to the date of payment, and shall be applied ratably to payment of the Loans of the several Banks in proportion to the aggregate outstanding principal amounts of their Loans of the applicable Class. Within the foregoing limits of this Section 2.05, each required prepayment shall be made with respect to such outstanding Group or Groups of Loans as the Borrower may designate to the Agent not less than three Euro-Dollar Business Days prior to the date required for such prepayment or, failing such designation by the Borrower, as the Agent may specify by notice to the Borrower and the Banks.

          SECTION 2.06. INTEREST RATES. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made to but excluding the date it becomes due, at a rate per annum equal to the sum of the Base Rate Margin for such day plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Date and, with respect to the principal amount of any Base Rate

Loan converted to a Fixed Rate Loan, on each day a Base Rate Loan is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day from and including the date upon which it becomes due to but excluding the date upon which it is paid, at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

          "Base Rate Margin" means a rate per annum determined in accordance with the Pricing Schedule.

          (b) Each CD Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the CD Margin for such day plus the Adjusted CD Rate applicable to such Interest Period; provided that if any CD Loan or any portion thereof shall, as a result of clause (2)(b)(i) of the definition of Interest Period, have an Interest Period of less than 30 days, such portion shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof. Any overdue principal of or interest on any CD Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus (i) for each day during such Interest Period, the sum of the CD Margin for such day plus the Adjusted CD Rate applicable to such Loan, and (ii) for each day after the end of such Interest Period, the rate applicable to Base Rate Loans for such day.

          "CD Margin" means a rate per annum determined in accordance with the Pricing Schedule.

          The "Adjusted CD Rate" applicable to any Interest Period means a rate per annum determined pursuant to the following formula:

                 [ CDBR       ]*
          ACDR = [ ---------- ] + AR
                 [ 1.00 - DRP ]

          ACDR = Adjusted CD Rate
          CDBR = CD Base  Rate
           DRP = Domestic Reserve Percentage
            AR = Assessment Rate

_____________
* The amount in brackets being rounded upward, if necessary, to the next higher 1/100 of 1%

          The "CD Base Rate" applicable to any Interest Period is the rate of interest determined by the Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the prevailing rates per annum bid at 10:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period by two or more New York certificate of deposit dealers of recognized standing for the purchase at face value from each CD Reference Bank of its certificates of deposit in an amount comparable to the principal amount of the CD Loan of such CD Reference Bank to which such Interest Period applies and having a maturity comparable to such Interest Period.

          "Domestic Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in New York City having a maturity comparable to the related Interest Period and in an amount of $100,000 or more. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

          "Assessment Rate" means for any day the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.3(e) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

          (c) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

          The "Adjusted London Interbank Offered Rate'' applicable to any Interest Period means the rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

          "Euro-Dollar Margin" means a rate per annum determined in accordance with the Pricing Schedule.

          The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

          "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

          (d) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date upon which it becomes due to but excluding the date upon which it is paid, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Loan at the date such payment was due and (ii) the Euro-Dollar Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Euro-Dollar Reference Banks are offered to such Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

          (e) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the Banks by telex, cable or facsimile transmission of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

          (f) Each Reference Bank agrees to use its best efforts to furnish quotations to the Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Reference Banks, or if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

          SECTION 2.07.  LETTERS OF CREDIT.

          (a)      COMMITMENT TO ISSUE LETTERS OF CREDIT.

          (i) The Borrower may from time to time request that the Issuing Bank issue a letter of credit pursuant to which the Issuing Bank shall be obligated to the beneficiary to pay any drawings made thereunder and the Banks shall be obligated to the Issuing Bank to participate ratably in such drawings in proportion to their respective Revolving Commitments as hereinafter provided.

          (ii) Subject to subsection (iv) below, and in accordance with its customary procedures (to the extent such procedures are not inconsistent with the terms of this Agreement), the Issuing Bank agrees, on the terms and conditions set forth in this Agreement and at the request of the Borrower, to issue Letters of Credit for the account of the Borrower or any of its Subsidiaries from time to time prior to the Termination Date. Each Bank agrees to participate ratably in proportion to its Revolving Commitment in any drawings made under each Letter of Credit.

                 (iii) Notwithstanding any reference in any Existing Letter of Credit to the Existing Credit Agreement, on and as of the Effective Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit and to have been issued pursuant to clause (ii) above on the Effective Date.

                 (iv)   In addition to the conditions precedent set forth in
Article III, the obligations of the Issuing Bank to issue Letters of Credit pursuant to clause (ii) above are subject to the additional conditions that:

                      (A) no Letter of Credit shall have an expiry date later than one Domestic Business Day prior to the Termination Date; provided that with respect to a Letter of Credit issued for the purpose of providing credit support for obligations of the Guarantor or any of its Subsidiaries in connection with self-insurance provided by or insurance procured on behalf of the Guarantor and its Subsidiaries, it shall not be a violation of the condition set forth in this clause (iv) if such Letter of Credit (1) is certified by an Authorized Officer of the Borrower to be required by applicable insurance law or regulation to provide, and does provide, that if there shall occur with respect to the Issuing Bank one of the events described in Article 17 of the 1993 revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication No. 500), as the same may be revised, amended, supplemented or superseded, the expiry date shall be extended until not later than a specified number of days (the "Extension Period") after the resumption of business of the Issuing Bank following such event and (2) provides for an expiry date prior to the Termination Date by at least 30 days more than the number of days included in the Extension Period; and

                      (B) the fact that, immediately after the issuance of such Letter of Credit, no Bank's Letter of Credit Exposure will exceed such Bank's Letter of Credit Commitment.

                 (b) NOTICE OF ISSUANCE. Except in the case of Letters of Credit deemed, pursuant to clause (iii) of subsection (a) above, to be issued on the Effective Date, the Borrower shall give the Agent and the Issuing Bank notice (a "Notice of Issuance") at least three Domestic Business Days before each Letter of Credit is to be issued, specifying: (i) the date of issuance and expiry date of such Letter of Credit, (ii) the proposed terms of such Letter of Credit, including the face amount thereof and (iii) the transaction that is to be supported or financed by such Letter of Credit. Upon receipt of a Notice of Issuance, the Issuing Bank shall promptly notify each Bank and the Agent of the contents thereof and of the amount of such Bank's participation in such Letter of Credit and such Notice of Issuance shall not thereafter be revocable by the Borrower.

                 (c)       DRAWINGS UNDER LETTERS OF CREDIT.

                 (i) Upon receipt from the beneficiary of any Letter of Credit of demand for payment under such Letter of Credit, the Issuing Bank shall determine in accordance with the terms of such Letter of Credit whether such demand for payment should be honored.

          (ii) If the Issuing Bank determines that a demand for payment by the beneficiary of a Letter of Credit should be honored, the Issuing Bank shall make available to the beneficiary in accordance with the terms of such Letter of Credit the amount of the drawing under such Letter of Credit. The Issuing Bank shall thereupon notify the Borrower, the Agent and each Bank of the amount of such drawing paid by it and the amount of each Bank's participation therein.

          (d)     REIMBURSEMENT AND OTHER PAYMENTS BY THE BORROWER.

          (i) If any amount is drawn under any Letter of Credit, the Borrower irrevocably and unconditionally agrees to reimburse the Issuing Bank for all amounts paid by the Issuing Bank upon such drawing, together with any and all reasonable charges and expenses which any Bank or the Issuing Bank may pay or incur relative to such drawing and interest on the amount drawn at the average rate charged to the Issuing Bank on overnight Federal funds transactions for each day from and including the date such amount is drawn to but excluding the date such reimbursement payment is due and payable. Such reimbursement payment shall be due and payable (x) not later than 12:00 Noon (New York City time) on the date the Issuing Bank notifies the Borrower of such drawing, if such notice is given at or before 10:00 A.M. (New York City time) on such date, or (y) not later than 12:00 Noon (New York City time) on the first Domestic Business Day succeeding the date such notice is given, if such notice is given after 10:00 A.M. (New York City time); provided that no payment otherwise required by this sentence to be made by the Borrower not later than 12:00 Noon (New

York City time) on any day shall be overdue hereunder if arrangements for such payment satisfactory to the Issuing Bank, in its sole discretion, shall have been made by the Borrower not later than 12:00 Noon (New York City time) on such day and such payment is actually made not later than 3:00 P.M. (New York City time) on such day. The Issuing Bank shall provide a copy of any such notice to the Agent.

          (ii)   In addition, the Borrower agrees to pay to the Issuing Bank
(A) interest on any and all amounts unpaid by the Borrower when due hereunder with respect to a Letter of Credit, for each day from and including the date when such amount becomes due to but excluding the date such amount is paid in full, whether before or after judgment, payable on demand, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day, and (B) upon each transfer of any Letter of Credit in accordance with its terms, a sum equal to such amount as shall be necessary to cover the reasonable costs and expenses of the Issuing Bank incurred in connection with such transfer.

          (iii)   Each payment to be made by the Borrower pursuant to this
Section 2.07(d) shall be made, in Federal or other funds immediately available in New York City, to the Issuing Bank at its address referred to in or pursuant to Section 10.01.

          (e)    PAYMENTS BY BANKS WITH RESPECT TO LETTERS OF CREDIT.

          (i) Each Bank shall make available an amount equal to its ratable share of any drawing under a Letter of Credit, in Federal or other funds immediately available in New York City, to the Issuing Bank by 3:00 P.M. (New York City time) on the Domestic Business Day following such drawing, together with interest on such amount at the average rate charged to the Issuing Bank on overnight Federal funds transactions on the date of such drawing as determined by the Issuing Bank, at the Issuing Bank's address specified in or pursuant to
Section 10.01; provided that each Bank's obligation shall be reduced by its pro rata share of any reimbursement theretofore paid by the Borrower in respect of such drawing pursuant to Section 2.07(d)(i). The Issuing Bank shall notify each Bank and the Agent of the amount of such Bank's obligation in respect of any drawing under a Letter of Credit not later than 1:00 P.M. (New York City time) on the day such payment by such Bank is due. Each Bank shall be subrogated to the rights of the Issuing Bank against the Borrower to the extent of all amounts due from such Bank to the Issuing Bank, plus interest thereon, for each day from and including the day such amount is due from such Bank to the Issuing Bank to but excluding the day the Borrower makes payment to the Issuing Bank pursuant to subsection (d) above, whether before or after judgment, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day.

          (ii) If any Bank fails to pay any amount required pursuant to clause (i) of this subsection on the date on which such payment is due, interest shall accrue on such Bank's obligation to make such payment, for each day from and including the date such payment becomes due to but excluding the date such Bank makes such payment, whether before or after judgment, at a rate per annum equal to (A) in the case of each day from and including the day such payment is due through and including the first succeeding Domestic Business Day (and any intervening days), the average rate charged to the Issuing Bank on overnight Federal funds transactions for each such day as determined by the Issuing Bank and (B) thereafter, the sum of 2% plus the rate applicable to Base Rate Loans for such day. Any payment made by any Bank after 3:00 P.M., New York City time, on any Domestic Business Day shall be deemed for purposes of the preceding sentence to have been made on the next succeeding Domestic Business Day.

          (iii) If the Borrower shall reimburse the Issuing Bank for any drawing under a Letter of Credit after the Banks shall have made funds available to the Issuing Bank with respect to such drawing in accordance with clause (i) of this subsection, the Issuing Bank shall promptly upon receipt of such reimbursement distribute to each Bank its pro rata share thereof, including interest, to the extent received by the Issuing Bank.

          (f)      LETTER OF CREDIT COMMISSION; FRONTING FEE.

          (i) The Borrower shall pay to the Agent for the account of the Banks, ratably in proportion to their Revolving Commitments or, if all Revolving Commitments have been terminated, in proportion to their Revolving Commitments immediately before such termination, a letter of credit commission at a rate per annum (the "Letter of Credit Commission Rate") determined daily in accordance with the Pricing Schedule on the daily average amount available for drawing (whether or not any conditions to drawing can then be met) on all outstanding Letters of Credit. Such letter of credit commission shall accrue from and including the Effective Date to but excluding the Termination Date (or later date of expiration or termination of the last Letter of Credit to expire or be terminated) and shall be payable quarterly in arrears on each Quarterly Date, on the date of termination of the Revolving Commitments in their entirety and, if later, on the date of expiration or termination of the last Letter of Credit to expire or be terminated.

          (ii) The Borrower agrees to pay to the Agent for the account of the Issuing Bank a fronting fee in the amounts and at the times previously agreed between the Borrower and the Issuing Bank.

          (g) PAYMENT UPON ACCELERATION. If the Revolving Commitments shall be terminated or the principal of the Notes shall become immediately due and payable pursuant to Section 6.01, the Borrower shall pay to the Agent for deposit in the Segregated Collateral Account an amount equal to the aggregate amount which is then, or may thereafter become, available for drawing under all outstanding Letters of Credit.

          (h) LIMITED LIABILITY OF THE ISSUING BANK. The Borrower assumes all risks of the acts or omissions of any beneficiary and any transferee of any Letter of Credit with respect to its use of such Letter of Credit. The Banks, the Issuing Bank and their respective officers, directors, employees and agents shall not be liable or responsible for, and the obligations of each Bank to make payments (other than obligations of such Bank resulting solely from the gross negligence or willful misconduct of the Issuing Bank), and of the Borrower to reimburse the Issuing Bank for payments, pursuant to this Section shall not be excused by, any action or inaction of any Bank or the Issuing Bank related to (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents presented under any Letter of Credit, or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (iii) payment by the Issuing Bank against presentation of documents to the Issuing Bank which do not comply with the terms of any Letter of credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit. Notwithstanding the foregoing, the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which were caused by (i) the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof or
(ii) the Issuing Bank's willful failure to pay under any

Letter of Credit after the presentation to the Issuing Bank by any beneficiary (or a successor beneficiary to whom such Letter of Credit has been transferred in accordance with its terms) of documents strictly complying with the terms and conditions of such Letter of Credit. Subject to the preceding sentence, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary unless any beneficiary (or a successor beneficiary to whom such Letter of Credit has been transferred in accordance with its terms) and the Borrower shall have notified the Issuing Bank that such documents do not comply with the terms and conditions of such Letter of Credit. Each Bank shall, ratably in accordance with its Revolving Commitment, indemnify the Issuing Bank (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Issuing Bank's gross negligence or willful misconduct) that the Issuing Bank may suffer or incur in connection with this Agreement or any action taken or omitted by the Issuing Bank hereunder.

          SECTION 2.08. FEES.

          (a) The Borrower shall pay to the Agent for the account of the Banks, ratably in proportion to their Revolving Commitments, a revolving commitment fee at the Commitment Fee Rate (determined daily in accordance with the Pricing Schedule) on the daily average amount by which the aggregate amount of the Revolving Commitments exceeds the Revolving Exposure. Such revolving commitment fee shall accrue from and including the Effective Date to but excluding the Termination Date (or earlier date of termination of the Revolving Commitments in their entirety).

          (b) The Borrower shall pay to the Agent for the account of the Banks, ratably in proportion to their Term Commitments, a term commitment fee at the Commitment Fee Rate (determined daily in accordance with the Pricing Schedule) on the daily average amount by which the aggregate amount of the Term Commitments exceeds the aggregate principal amount of the Term Loans theretofore borrowed. Such term commitment fee shall accrue from and including the Effective Date to but excluding the last to occur of the Term Commitment Termination Dates (or earlier date of termination of the Term Commitments in their entirety).

          (c) On the Effective Date, the Borrower shall pay to the Agent a fee in the amount previously agreed between the Borrower and the Agent.

          (d) On the Effective Date and on the date of each borrowing of Tranche A Term Loans and Tranche B Term Loans, the Borrower shall pay to the Agent for the account of the Banks participation fees in the amounts previously agreed among the Borrower, the Agent and the Banks.

          (e) Accrued fees under subsections (a) and (b) above shall be payable quarterly in arrears on each Quarterly Date and, with respect to commitment fees relating to Commitments of any Class, upon the date of termination of the Commitments of such Class in their entirety.

          SECTION 2.09. OPTIONAL TERMINATION OR REDUCTION OF COMMITMENTS.

          (a) The Borrower may, upon at least three Domestic Business Days' notice to the Agent, (i) terminate the Revolving Commitments at any time, if the aggregate Revolving Exposures of all Banks shall be zero at the time of such termination, or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or any larger multiple of $1,000,000, the aggregate amount of the Revolving Commitments in excess of the aggregate Revolving Exposures of all Banks.

          (b) The Borrower may, upon at least three Domestic Business Days' notice to the Agent, terminate either or both of the Tranche A Term Commitments or the Tranche B Term Commitments at any time, or ratably reduce the aggregate amount of the Tranche A Term Commitments or the Tranche B Term Commitments from time to time by an aggregate amount of $5,000,000 or any larger multiple of $1,000,000.

          (c) Each reduction of the Revolving Commitments, the Tranche A Term Commitments or the Tranche B Term Commitments pursuant to this Section
2.09 shall be applied ratably to the respective Commitments of all Banks.

          SECTION 2.10. MANDATORY TERMINATION OF COMMITMENTS. (a)   All Tranche
A Term Commitments shall terminate in their entirety on the Tranche A Term Commitment Termination Date.

          (b) All Tranche B Term Commitments shall terminate in their entirety on the Tranche B Term Commitment Termination Date.

          (c) All Revolving Commitments shall terminate in their entirety on the Termination Date.

          SECTION 2.11. METHOD OF ELECTING INTEREST RATES. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII), as follows:

         (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to CD Loans as of any Domestic Business Day or to Euro-Dollar Loans as of any Euro-Dollar Business Day;

         (ii) if such Loans are CD Loans, the Borrower may elect to convert such Loans to Base Rate Loans or Euro-Dollar Loans or elect to continue such Loans as CD Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans; and

         (iii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or CD Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Agent not later than 12:00 Noon (New York City time) (x) if the relevant Loans are to be converted to Domestic Loans or continued as Domestic Loans for an additional Interest Period, the second Domestic Business Day before such conversion or continuation is to be effective and (y) if the relevant Loans are to be converted to Euro-Dollar Loans or continued as Euro-Dollar Loans for an additional Interest Period, the third Euro-Dollar Business Day before such conversion or continuation is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans and (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each at least $1,000,000 and not more than one of such portions is other than a multiple of $1,000,000.

              (b)    Each Notice of Interest Rate Election shall specify:

              (i) the Group of Loans (or portion thereof) to which such notice applies;

              (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

              (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if such new Loans are Fixed Rate Loans, the duration of the initial Interest Period applicable thereto; and

              (iv) if such Loans are to be continued as Fixed Rate Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

              (c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Agent for any Group of Fixed Rate Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.

              SECTION 2.12. OPTIONAL PREPAYMENTS.

              (a) The Borrower may, upon notice to the Agent not later than 11:00 A.M. (New York City time) on the date of such prepayment, prepay a Group of Base Rate Loans in whole at any time, or from time to time in part in amounts aggregating $1,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

              (b) The Borrower may, upon at least three Domestic Business Days' notice to the Agent, in the case of a Group of CD Loans, or upon at least three Euro-Dollar Business Days' notice to the Agent, in the case of a Group of Euro-Dollar Loans, prepay the Loans comprising such Group in whole at any time, or from time to time in part in amounts aggregating $1,000,000 or any larger multiple of

$1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment; provided that the Borrower shall reimburse each Bank for any loss or expense incurred by it as a result of any such prepayment in accordance with Section 2.14.

          (c) Each prepayment of all or part of a Group of Loans pursuant to this Section 2.12 shall be applied to prepay ratably the Loans of the several Banks included in such Group.

          (d)    Each optional prepayment of Term Loans pursuant to this
Section 2.12 shall be applied to the remaining scheduled prepayments thereof pursuant to Section 2.05(b) pro rata in proportion to the amount of each such scheduled prepayment.

          (e) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

          SECTION 2.13. GENERAL PROVISIONS AS TO PAYMENTS.

          (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of commissions and fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in or pursuant to Section 10.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or of commissions or fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

          (b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from and including the date such amount is distributed to such Bank to but excluding the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

          SECTION 2.14. FUNDING LOSSES. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted to a Base Rate Loan (whether such payment or conversion is pursuant to Article II, VI or VIII or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.06(d), or if the Borrower fails to borrow or prepay any Fixed Rate Loans after notice has been given to any Bank in accordance with
Section 2.03(a) or 2.12(e), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties or terminating, covering, reversing or closing out interest rate swap agreements with third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow or prepay; provided that such Bank shall have promptly delivered to the Borrower a certificate as to the amount of such loss or expense (setting forth in reasonable detail, if the Borrower so requests, the calculation thereof), which certificate shall be conclusive in the absence of manifest error.

          SECTION 2.15. COMPUTATION OF INTEREST, FEES AND COMMISSIONS. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest, fees and commissions shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

          SECTION 2.16. WITHHOLDING TAX EXEMPTION. At least five Domestic Business Days prior to the first date on which interest, fees or commissions are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Agent (and, in the case of any Bank with any Letter of Credit Exposure, the Issuing Bank) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent (and, in the case of any Bank with any Letter of Credit Exposure, the Issuing Bank) two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent (or, in the case of any Bank with any Letter of Credit Exposure, the Issuing Bank), in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including, without limitation, any change in any treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Agent (and, in the case of any Bank with any Letter of Credit Exposure, the Issuing Bank) that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

          SECTION 2.17. MAXIMUM INTEREST RATE. (a) Nothing contained in this Agreement or the Notes shall require the Borrower or the Guarantor to pay interest at a rate exceeding the maximum rate permitted by applicable law. Neither this Section nor Section 10.08 is intended to limit the rate of interest payable for the account of any Bank or the Issuing Bank, as the case may be, to the maximum rate permitted by the laws of the State of New York if a higher rate is permitted with respect to such Bank or the Issuing Bank, as the case may be, by supervening provisions of United States federal law.

          (b) If the amount of interest payable for the account of any Bank or the Issuing Bank, as the case may be, on any date in respect of the immediately preceding interest computation period, computed pursuant to Section
2.06 or, in the case of interest on Reimbursement Obligations or other amounts payable in respect of Letters of Credit, Section 2.07, would exceed the maximum amount permitted by applicable law to be charged by such Bank or the Issuing Bank, as the case may be, the amount of interest payable for its account on such date shall be automatically reduced to such maximum permissible amount.

          (c) If the amount of interest payable for the account of any Bank or the Issuing Bank, as the case may be, in respect of any interest computation period is reduced pursuant to clause (b) of this Section and the amount of interest payable for its account in respect of any subsequent interest computation period, computed pursuant to Section 2.06 or, in the case of interest on Reimbursement Obligations or other amounts payable in respect of Letters of Credit, Section 2.07, would be less than the maximum permissible amount permitted by applicable law to be charged by such Bank or the Issuing Bank, as the case may be, then the amount of interest payable for its account in respect of such subsequent interest computation period shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Bank or the Issuing Bank, as the case may be, has been increased pursuant to this clause (c) exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to clause (b) of this Section.


                                  ARTICLE III

                                   CONDITIONS

             SECTION 3.01. EFFECTIVENESS. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 10.05):

             (a) receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any such party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex, facsimile transmission or other written confirmation from such party of execution of a counterpart hereof by such party);

             (b) receipt by the Agent for the account of each Bank of a duly executed Note dated on or before the Effective Date complying with the provisions of Section 2.04;

             (c) receipt by the Agent, with sufficient copies for each Bank, of opinions of Weil, Gotshal & Manges, special New York counsel to the Borrower and the Guarantor, and the senior Vice President and General Counsel of the Borrower and the Guarantor, substantially in the forms of Exhibits D and E hereto, respectively, and in each case covering such additional matters relating to the transactions contemplated hereby as the Agent or the Required Banks may reasonably request;

             (d) receipt by the Agent, with sufficient copies for each Bank, of an opinion of Davis Polk & Wardwell, special counsel to the Agent, substantially in the form of Exhibit F hereto and covering such additional matters relating to the transactions contemplated hereby as the Agent or the Required Banks may reasonably request;

             (e) receipt by the Agent of a certificate signed by the chief financial officer or treasurer of the Guarantor to the effect set forth in subsections (c) and (d) of Section 3.02;

             (f) receipt by the Agent of duly executed counterparts of the Pledge Agreement, together with the securities required to be delivered to the Agent pursuant thereto;

             (g) receipt by the Agent of duly executed counterparts of the subsidiary Guaranty;

             (h) receipt by the Agent of evidence satisfactory to it that such action (including, without limitation, the filing of appropriately completed and duly executed Uniform Commercial Code financing statements) as may be necessary or as the Agent shall have reasonably requested to perfect the Liens created pursuant to the Pledge Agreement shall have been taken;

             (i) receipt by the Agent of evidence satisfactory to it of the fact that all amounts payable by the Borrower or the Guarantor to the Agent or the Banks on or before such date shall have been paid or arrangements satisfactory to the Agent shall have been made for such payment;

             (j)          the Agent shall have received evidence
         satisfactory to it that arrangements satisfactory to it shall have been made for the release of all Liens created under the Existing Security Documents;

              (k) receipt by the Agent and the Issuing Bank of evidence satisfactory to the Agent and the Issuing Bank that each Existing Letter of Credit shall have been amended to the extent, if any, necessary to reflect the fact that on and after the Effective Date such Letter of Credit shall be deemed to have been issued hereunder;

              (1) receipt by the Agent of evidence satisfactory to the Agent that all amendments, waivers and consents under the LTCB Financing Documents, the Nippon Financing Documents and the Senior Secured Note Documents necessary or advisable to permit the execution, delivery and performance by the Guarantor and each of its Subsidiaries party thereto of each Financing Document to which it is a party have been obtained;

              (m) receipt by the Agent of evidence satisfactory to it that the Agent, as agent under the Existing Credit Agreement, shall have received evidence of the termination of the commitments under the Existing Credit Agreement and payment in full of all outstanding loans (together with interest thereon) under the Existing Credit Agreement and all other amounts payable to the Existing Banks under the Existing Credit Agreement as of the Effective Date; and

              (n) receipt by the Agent of all documents it may reasonably request relating to the existence of the Borrower, the Guarantor and each of their Subsidiaries party to any Financing Document, the corporate authority for and the validity of the Financing Documents, and any other matters relevant hereto or thereto, all in form and substance satisfactory to the Agent;

provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than November 15, 1994. The Agent shall promptly notify the Borrower, the Issuing Bank and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

          SECTION 3.02. BORROWINGS AND LETTER OF CREDIT ISSUANCES. The obligation of any Bank to make a Loan on the occasion of any Borrowing, and the obligation of the Issuing Bank to issue any Letter of Credit (including the deemed issuance of the initial Letters of Credit pursuant to Section 2.07(a)(iii)), are subject to the satisfaction of the following conditions:

              (a) except in the case of the deemed issuance of the initial Letters of Credit pursuant to Section 2.07(a)(iii), receipt by the Agent of a Notice of Borrowing or Notice of Issuance as required by Section 2.02 or 2.07(b), as the case may be;

              (b) in the case of any Revolving Borrowing or the issuance of a Letter of Credit, the fact that, immediately after such Borrowing or the issuance of such Letter of Credit, as the case may be, the aggregate Revolving Exposures of all Banks does not exceed the aggregate Revolving Commitments of all Banks;

              (c) the fact that, immediately before and after such Borrowing, or the issuance of such Letter of Credit, as the case may be, no Default shall have occurred and be continuing; and

              (d) the fact that the representations and warranties of the Guarantor or any of its Subsidiaries contained in the Financing Documents shall be true in all material respects on and as of the date of such Borrowing or issuance, as the case may be.

Each Borrowing and each issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by each of the Borrower and the Guarantor to the Agent, each of the Banks and, in the case of an issuance of a Letter of Credit, the Issuing Bank on the date of such Borrowing or issuance, as the case may be, as to the facts specified in clauses (b), (c) and (d) of this Section.

              SECTION 3.03. BORROWINGS OF TERM LOANS. The obligation of any Bank to make either a Tranche A Term Loan or a Tranche B Term Loan is subject to the satisfaction (or waiver in accordance with Section 10.05) of each of the following conditions:

              (a) receipt by the Agent, with copies for all of the Banks, of true, correct and complete copies of (i) the related Stock Purchase Agreement and (ii) in the case of a Tranche A Term Loan, to the extent requested by any Bank of the Borrower, each of the Acquisition Agreements (as defined in the related Stock Purchase Agreement);

              (b) the fact that, and receipt by the Agent of evidence satisfactory to the Agent that, after giving effect to the borrowing of Tranche A Term Loans or Tranche B Term Loans, as applicable, and the application of the proceeds thereof, the acquisition by Pharmacy of the Shares (as defined in the related Stock Purchase Agreement) of the Tranche A Acquired Companies or Tranche B Acquired Company, respectively, shall have been consummated and Pharmacy shall be the owner of all of such Shares, free and clear of any Liens other than Liens created under the Pledge Agreement;

               (c) the fact that after giving effect to the borrowing of Tranche A Term Loans or Tranche B Term Loans, as applicable, (i) the aggregate principal amount of all Tranche A Term Loans made hereunder shall not exceed $115,000,000, (ii) the aggregate principal amount of all Tranche B Term Loans made hereunder shall not exceed $115,000,000 and (iii) the aggregate principal amount of all Term Loans made hereunder shall not exceed $225,000,000;

              (d) the Agent shall have received certificates representing all of the Shares (as defined in the related Stock Purchase Agreement) in such form, and together with such instruments and other documents as are required, under the Pledge Agreement (including Section 4 thereof);

              (e) the fact that no order or injunction prohibiting or restricting in any manner the acquisition by Pharmacy of the Shares (as defined in the related Stock Purchase Agreement) pursuant to and in accordance with the related Stock Purchase Agreement or the financing thereof of any court or governmental body shall have been issued or be in effect, and that no legal proceeding shall be pending which in any manner draws into question the validity of any of the Financing Documents, the related Stock Purchase Agreement or, in the case of a Tranche A Term Loan, the Acquisition Agreements (as defined in the related Stock Purchase Agreement);

              (f) receipt by the Agent of counterparts of the Subsidiary Guaranty duly executed by each of the Tranche A Acquired Companies or the Tranche B Acquired Company, as applicable; and

              (g) receipt by the Agent of opinions of Weil, Gotshal & Manges, special New York counsel to the Borrower and the Guarantor, and the Senior Vice President and General Counsel of the Borrower and the Guarantor, substantially in the form of Exhibits G and H hereto, respectively, and in each case covering such additional matters relating to the transactions contemplated hereby as the Agent or the Required Banks may reasonably request.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          The Borrower and the Guarantor hereby make the following representations and warranties:

          SECTION 4.01. CORPORATE EXISTENCE AND POWER. Each of the Guarantor and its Subsidiaries party to any Financing Document is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to obtain such governmental licenses, authorizations, consents and approvals would not materially adversely affect the business, consolidated financial position or consolidated results of operations of the Guarantor and its Consolidated Subsidiaries and would not in any manner draw into question the validity of any Financing Document. The Guarantor has no Subsidiaries on the Effective Date other than those listed on Schedule V hereto.

          SECTION 4.02. CORPORATE AND GOVERNMENTAL AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by each of the Guarantor and its Subsidiaries of each Financing Document to which it is a party are within the Guarantor's and each such Subsidiary's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Guarantor or any such Subsidiary or of any agreement, judgment, injunction, order, decree or other instrument that is material, individually or in the aggregate, and that is binding upon the Guarantor or any such Subsidiary or result in the creation or imposition of any Lien on any asset of the Guarantor or any of its Subsidiaries (except the Liens created pursuant to the Pledge Agreement).

          SECTION 4.03. BINDING EFFECT; LIENS OF PLEDGE AGREEMENT. (a) Each Financing Document other than the Notes constitutes a valid and binding agreement of each of the Guarantor and its Subsidiaries party thereto, enforceable against them in accordance with its terms, and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, enforceable against it in accordance with their terms.

          (b) The Pledge Agreement creates valid security interests in the Collateral purported to be covered thereby, which security interests are and will remain perfected security interests, prior to all Liens, subject, in the case of the Pledged Stock, to the Agent's maintaining possession thereof.

          SECTION 4.04. FINANCIAL INFORMATION; VALUATIONS. (a) The Base Financials, copies of which have been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of December 31, 1993 and their consolidated results of operations and cash flows for the fiscal year of the Guarantor then ended.

          (b) The unaudited condensed consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of June 30, 1994 and the related unaudited condensed consolidated statements of income and cash flows for the six months then ended, set forth in the Guarantor's quarterly report for the fiscal quarter ended June 30, 1994 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the Base Financials, the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six month period (subject to normal year-end adjustments, the absence of footnote disclosure and condensation pursuant to the rules of the Securities and Exchange Commission).

          (c) Since June 30, 1994, there has been no material adverse change in the business, financial position, results of operations or prospects of the Guarantor and its Consolidated Subsidiaries, considered as a whole.

          SECTION 4.05. LITIGATION. Except as disclosed in the Guarantor's 1993 Form 10-K or the Guarantor's quarterly report for the fiscal quarter ended June 30, 1994 as filed with the Securities and Exchange Commission on Form 10-Q, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower or the Guarantor threatened against or affecting, the Guarantor or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Guarantor and its Consolidated Subsidiaries or which in any manner draws into question the validity of any Financing Document.

          SECTION 4.06. COMPLIANCE WITH ERISA. Each member of the ERISA Group has complied with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standards under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could reasonably be expected to result, prior to the first anniversary of the Termination Date, in the imposition of a Lien or the posting of a bond or other security under Section 302(f) of ERISA or Section 401(a)(29) or 412(n) of the Internal Revenue Code,
(iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA or (iv) within the preceding five plan years, with respect to any Other Plan, engaged in any transaction described in Section 4069 or Section 4212(c) of ERISA.

          SECTION 4.07. ENVIRONMENTAL MATTERS. (a) In the ordinary course of their business, the Borrower and the Guarantor conduct an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Guarantor and its Subsidiaries, in the course of which they identify and evaluate associated liabilities and costs. On the basis of this review, the Borrower and the Guarantor have reasonably concluded that Environmental Laws are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Guarantor and its Consolidated Subsidiaries, considered as a whole.

          (b) As of the Effective Date, to the knowledge of the Guarantor and its Subsidiaries no material claim, investigation or written inquiry has been made, and the Guarantor is not aware of any circumstance which would warrant or give rise to such a claim, investigation or inquiry, with regard to the Guarantor or any of its

Subsidiaries, in respect of any facility owned, or to the knowledge of the Guarantor and its Subsidiaries, leased or operated, either now or in the past, by the Guarantor or any of its Subsidiaries, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended and in effect, or pursuant to any other Environmental Law, or by the Environmental Protection Agency or by any state, local, municipal or foreign enforcement agency having jurisdiction over the protection of the environment, or by any other Person in respect of or under any Environmental Law.

          SECTION 4.08. TAXES. United States federal income tax returns of the Guarantor and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1986. The Guarantor and its Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Guarantor or any of its Subsidiaries other than any such taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with generally accepted accounting principles have been established. The charges, accruals and reserves on the books of the Guarantor and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower and the Guarantor, adequate.

          SECTION 4.09. TITLE TO AND CONDITION OF PROPERTIES. As of the Effective Date, (a) the Guarantor and its Subsidiaries have good and marketable title to all of the properties and other assets (real or personal, tangible, intangible or mixed) they own or purport to own and (b) all leases to which the Guarantor or any of its Subsidiaries is a party as lessee or sublessee are in full force and effect, except for such defects in title and such invalidity or unenforceability of leases as, in the aggregate, could not materially adversely affect the condition (financial or otherwise), earnings, business affairs or business prospects of the Guarantor and its Subsidiaries taken as a whole.

          SECTION 4.10. NOT AN INVESTMENT COMPANY. Neither the Guarantor nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          SECTION 4.11. FULL DISCLOSURE. All information heretofore furnished in writing by the Borrower or the Guarantor to the Agent, the Issuing Bank or any Bank or otherwise to the Banks generally for purposes of or in connection with this Agreement or any transaction contemplated hereby was true and accurate in all material respects on the date as of which such information was stated or certified. The Borrower and the Guarantor have disclosed to the Agent, the Issuing Bank and the Banks in writing any and all facts which materially and adversely affect, or may so affect (to the extent the Borrower or the Guarantor can now reasonably foresee), the business, operations or financial condition of the Guarantor and its Consolidated Subsidiaries, taken as a whole, or the ability of the Guarantor or any of its Subsidiaries party to any of the Financing Documents to perform its obligations under any Financing Document to which it is a party.

          SECTION 4.12. REPRESENTATIONS IN SUBSIDIARY GUARANTY AND PLEDGE AGREEMENT. Each representation and warranty contained in the Subsidiary Guaranty or the Pledge Agreement is true and correct.

          SECTION 4.13. EXISTING LETTERS OF CREDIT. Schedule VI hereto identifies each Existing Letter of Credit outstanding as of the date hereof and as of the Effective Date.


                                   ARTICLE V

                                   COVENANTS

          The Borrower and the Guarantor agree that, so long as any Bank has any Commitment or Letter of Credit Exposure hereunder or any amount payable under any Note remains unpaid:

          SECTION 5.01. INFORMATION.  The Guarantor will deliver to each of the
Banks:

              (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Guarantor, consolidated balance sheets of the Guarantor and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, stockholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the securities and Exchange Commission by Ernst & Young or other independent public accountants of nationally recognized standing and certified as to consistency in compliance with Section 1.02 by an Authorized Financial Officer of the Guarantor;

                 (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Guarantor, condensed consolidated balance sheets of the Guarantor and its Consolidated Subsidiaries as of the end of such quarter and the related condensed consolidated statements of income and cash flows for such quarter and for the portion of the Guarantor's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Guarantor's previous fiscal year, all certified (subject to normal year-end adjustments and condensation pursuant to the rules of the Securities and Exchange Commission) as to fairness of presentation and consistency in compliance with Section
         1.02 by an Authorized Financial Officer of the Guarantor;

                 (c) as soon as available and in any event within 30 days after the end of each calendar month, consolidated balance sheets of the Guarantor and its Consolidated Subsidiaries as of the end of such month and the related consolidated statements of operations, stockholders' equity and cash flows for such month and for the portion of the Guarantor's fiscal year ending at the end of such month, setting forth in each case in comparative form the figures for the corresponding month and the corresponding portion of the Guarantor's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency in compliance with Section 1.02 by an Authorized Financial Officer of the Guarantor;

                 (d) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of an Authorized Financial Officer of the Guarantor (i) setting forth in reasonable detail the calculations required to establish whether the Guarantor was in compliance with the requirements of Sections 5.05, 5.06, 5.07, 5.09, 5.10, 5.11 and 5.13
         on the date of such financial statements, (ii) setting forth in reasonable detail calculations of the ratio of Adjusted Consolidated Debt to Consolidated Capital and the Cash Coverage Ratio as at the date of the balance sheet contained therein and for the period of four fiscal quarters ending on such date and (iii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Guarantor or the Borrower, as the case may be, is taking or proposes to take with respect thereto;

                 (e) promptly upon the occurrence of any Default, a certificate of an Authorized Financial Officer of the Guarantor setting forth the details thereof and the action which the Guarantor or the Borrower, as the case may be, is taking or proposes to take with respect thereto;

                 (f) promptly upon the mailing thereof to the shareholders of the Guarantor generally, copies of all financial statements, reports and proxy statements so mailed;

                 (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Guarantor shall have filed with the Securities and Exchange Commission;

                 (h) if and when any member of the ERISA Group (i) provides or is required to provide notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has provided or is required to provide notice of any such reportable event, a copy of the notice of such reportable event provided or required to be provided to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standards under Section 412 of the Internal Revenue Code with respect to any Plan, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and such other information as is filed with the PBGC in connection therewith; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; (vii) receives notice from the PBGC or any plan administrator of an intent to impose liability on any member of the ERISA Group with respect to any Other Plan on account of a transaction described in Section 4069 or 4212(c) of ERISA, a copy of such notice; (viii) receives notice from the PBGC or any plan administrator of an intent to impose liability on any member of the ERISA Group with respect to any Other Plan on the basis that such member of the ERISA Group is a member of the "controlled group" with respect to such Other Plan under Section 412(c)(11) of the Internal Revenue Code or Section 4001(a)(14) of ERISA, a copy of such notice; or (ix) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under Section 302(f) of ERISA or Section 401(a)(29) or 412(n) of the Internal Revenue Code, a certificate of an Authorized Financial Officer of the Guarantor setting forth all material and relevant details as to such occurrence or event and the action, if any, which the Guarantor, the Borrower or the applicable member of the ERISA Group proposes or, after consultation with counsel, believes that it is required to take; and

                 (i) from time to time such additional information regarding the financial position or business of the Guarantor or any of its Subsidiaries as any Bank may reasonably request.

          SECTION 5.02. MAINTENANCE OF PROPERTY; INSURANCE. (a) The Guarantor will keep, and will cause each of its Subsidiaries to keep, all property necessary in its business in good working order and condition, ordinary wear and tear excepted.

          (b) The Guarantor will, and will cause each of its subsidiaries to, maintain (either in the name of the Guarantor, the Borrower or in such Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention and self insurance) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business at a substantial number of different facilities. The Guarantor will furnish to the Banks, upon request from the Agent, information presented in reasonable detail as to the insurance so carried.

          SECTION 5.03. COMPLIANCE WITH LAWS. The Guarantor will comply, and will cause each of its Subsidiaries to comply, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) (except (i) where the failure to so comply would not materially adversely affect the business, consolidated financial position or consolidated results of operations of the Guarantor and its Subsidiaries and would not in any manner draw into question the validity of any Financing Document or (ii) where the necessity of compliance therewith is contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles) and will maintain and cause each of its Subsidiaries to maintain all governmental licenses, approvals, authorizations and consents necessary for the conduct of the business of the Guarantor and its Subsidiaries (except where the failure to maintain such governmental licenses, approvals, authorizations and consents would not materially adversely affect the business, consolidated financial position or consolidated results of operations of the Guarantor and its Subsidiaries and would not in any manner draw into question the validity of any Financing Document).

          SECTION 5.04. INSPECTION OF PROPERTY, BOOKS AND RECORDS. The Guarantor will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities and will permit, and will cause each such Subsidiary to permit, representatives of any Bank to visit and inspect any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times and upon reasonable notice to the Guarantor and as often as may reasonably be desired; provided that (i) subject to the provisions of Section 10.03(a), neither the Borrower nor the Guarantor shall be obligated to pay the expenses of the Banks' respective representatives and (ii) the Guarantor will have an opportunity to participate in any discussions that take place between representatives of any Bank and the Guarantor's independent public accountants.

          SECTION 5.05. MINIMUM CONSOLIDATED NET WORTH. Consolidated Net Worth shall be at least (i) $675,000,000 at all times during the period from and including the Effective Date through December 31, 1994 and (ii) $700,000,000 plus 50% of the aggregate positive Consolidated Net Income (excluding any consolidated net loss) of the Guarantor and its Consolidated Subsidiaries for each fiscal quarter ending after December 31, 1994 at all times thereafter.

          SECTION 5.06. FIXED CHARGE COVERAGE RATIO. The Fixed Charge Coverage Ratio at any date shall not be less than the ratio set forth below opposite the period in which such date falls:

                Period                              Ratio
                ------                              -----
Effective Date through December 30, 1995            1.10 to 1.0
December 31, 1995 through December 30, 1997         1.15 to 1.0
December 31, 1997 and thereafter                    1.20 to 1.0

          SECTION 5.07. ADJUSTED CONSOLIDATED DEBT RATIO. The ratio at any date of (a) Adjusted Consolidated Debt to (b) Consolidated Net Worth shall not be more than the ratio set forth below opposite the period in which such date falls:

                Period                              Ratio
                ------                              -----
Effective Date through December 31, 1994            2.60
January 1, 1995  through  December  31,  1995       2.50
January 1, 1996  through  December  31,  1996       2.40
January 1, 1997  through  December  31,  1997       2.20
January 1, 1998  through  December  31,  1998       2.00
January 1, 1999 and thereafter                      1.90

          SECTION 5.08. OWNERSHIP OF STOCK OF WHOLLY-OWNED SUBSIDIARIES. The Guarantor will at all times maintain, or cause a Wholly-Owned Subsidiary of the Guarantor to maintain, ownership of 100% of each class of voting securities of, and all other equity securities (except for directors, qualifying shares) in, each of its Subsidiaries that shall be a Wholly-Owned Subsidiary of the Guarantor on the date hereof and each Person that shall become a Wholly-Owned Subsidiary of the Guarantor after the date hereof, except in each case (i) any such Wholly-Owned Subsidiary (other than Pharmacy or any of its Subsidiaries) that shall hereafter be disposed of in its entirety, consolidated or merged with or into the Guarantor or another such Wholly-Owned Subsidiary or liquidated or (ii) any Subsidiary of Pharmacy that shall hereafter be consolidated or merged with or into Pharmacy or any Wholly-Owned

Subsidiary of Pharmacy or liquidated, in each case in accordance with the provisions hereof.

              SECTION 5.09. INVESTMENTS. Neither the Guarantor nor any of its Subsidiaries will make or acquire after the date hereof any Investment in any Person other than:

              (a) Investments in the Guarantor or in Persons that are Subsidiaries of the Guarantor on the date hereof;

              (b) Investments in Persons that are (i) primarily engaged in the health-care business and (ii) after the making of such Investment, are Subsidiaries of the Guarantor;

              (c)         Temporary Cash Investments;

              (d) extensions of credit or Guarantees of obligations of one or more other Persons (other than Encore Nursing Center Partners, Ltd.-85 and Encore Retirement Partners, Ltd.-85) as an integral part of the financing of the acquisition, construction, equipping or improving of facilities from which the Guarantor or its subsidiaries will provide medical or related services;

              (e) other miscellaneous Investments related to the acquisition and financing (in the ordinary course of the Guarantor's business) of health-care facilities through industrial development revenue bonds issued for the benefit of the Guarantor and its Subsidiaries;

              (f) capital contributions required to be made by the Borrower to Beverly Indemnity, Ltd. in accordance with applicable law and insurance regulations;

              (g) stock, obligations or securities received from nursing home patients in the ordinary course of business of the Borrower and its Subsidiaries;

              (h) negotiable instruments endorsed for deposit or collection or similar instruments in the ordinary course of business;

              (i) promissory notes and other Investments received as consideration for facilities sold, provided that the aggregate net book value of all outstanding Investments permitted by this clause (i) shall not, at any time, exceed $25,000,000;

              (j)     Guarantees permitted by Section 5.13;

              (k) any Investment made by the Guarantor or any of its Subsidiaries in connection with and as part of a Workout Transaction;

              (l) Investments made by the Guarantor or any of its Subsidiaries in one or more Special Purpose Receivables Financing Subsidiaries by means of the sale of, or the granting of security interests in, Medicare, Medicaid or other patient accounts receivable owing to the Guarantor or such Subsidiary, in either case to such Special Purpose Receivables Financing Subsidiaries pursuant to a Receivables Financing Program, provided that the net amount of all uncollected accounts receivable owing to the Guarantor or any of its Subsidiaries that have been so sold or in which a security interest has been so granted shall not exceed 200% of the aggregate principal or redemption amount of all Permitted Receivables Financing Securities then outstanding;

              (m) Investments made after the date hereof in Beverly Japan Corporation in an aggregate amount outstanding at any time not to exceed $10,000,000;

              (n) Investments made in Persons that are primarily engaged in the health-care business, the consideration for which consists exclusively of common stock of the Guarantor or Permitted Preferred Stock; and

              (o) any Investment not otherwise permitted by the foregoing clauses of this Section (other than promissory notes and other Investments received as consideration for facilities sold) in any Person engaged primarily in the health-care business if, immediately after such Investment is made or acquired, the aggregate net book value of all such Investments then held by the Guarantor or its Subsidiaries and permitted by this clause (o) does not exceed $50,000,000.

          SECTION 5.10. RESTRICTED PAYMENTS ON STOCK. Neither the Guarantor nor any of its Subsidiaries shall (x) declare or make any dividend payment or other distribution on any capital stock of the Guarantor (other than dividends payable solely in shares of the Guarantor's capital stock) or (y) declare or make any payment on account of the purchase, redemption, retirement or acquisition of the Guarantor's capital stock; provided that, so long as at the time of and after giving effect to any such payment no Event of Default shall have occurred and be continuing,

              (i) the Guarantor may make any such payment or distribution from the proceeds of the sale by the Guarantor (other than a sale to a Subsidiary of the Guarantor) after the date hereof of its common stock,

              (ii) the Guarantor may make dividend payments with respect to its preferred stock (A) from any source in an amount not to exceed $2,500,000 in any fiscal quarter and (B) from proceeds of the sale by the Guarantor (other than a sale to a Subsidiary of the Guarantor) after the date hereof of Permitted Preferred Stock in any amount,

              (iii) the Guarantor may make payments on account of the purchase, redemption, retirement or acquisition of its preferred stock from the proceeds of the sale by the Guarantor (other than a sale to a Subsidiary of the Guarantor) after the date hereof of any Permitted Preferred Stock,

              (iv) the Guarantor may make odd-lot repurchases of its common stock for an aggregate consideration not exceeding $10,000 in any calendar year, and

              (v) the Guarantor may make any such payment or distribution if, after giving effect thereto, the aggregate amount of all such payments or distributions made after the date hereof (including, without limitation, any such payments or distributions permitted under subclause (ii)(A) or clause (iv) above) does not exceed 50% of Consolidated Net Income for the period from and including October 1, 1994 through the date of such declaration, payment or distribution.

Nothing in this Section shall prohibit the payment of any dividend or distribution within 45 days after the declaration thereof if such declaration was not prohibited by this Section.

          SECTION 5.11. NEGATIVE PLEDGE. (a) Neither the Guarantor nor any of its Subsidiaries will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

              (i) Liens existing on the Effective Date securing Debt and other obligations outstanding on the Effective Date;

              (ii)     Liens created by the Pledge Agreement;

              (iii) Liens on the Nippon Collateral securing the obligations ("Nippon Obligations") of the Guarantor and its Subsidiaries under the Nippon Financing Documents and Liens on the LTCB Collateral securing obligations ("LTCB Obligations") of the Guarantor and its Subsidiaries under the LTCB Financing Documents; provided that, in each case, the amount of Debt secured thereby does not exceed the amount that has or may be borrowed thereunder as of the Effective Date;

              (iv) Liens on the Senior Secured Note Collateral securing the obligations ("Senior Secured Note Obligations" and, together with the Nippon obligations and the LTCB Obligations, the "Designated Obligations") of the Guarantor and its Subsidiaries outstanding on the Effective Date under the Senior Secured Note Documents;

              (v) any Lien on any asset of any corporation that becomes a Consolidated Subsidiary of the Guarantor after the Effective Date that exists at the time such corporation becomes such a Consolidated Subsidiary and (other than in a Workout Transaction) not created in contemplation thereof;

              (vi) any Lien existing on any asset prior to the acquisition thereof, acquired after the Effective Date by the Guarantor or a Subsidiary of the Guarantor and (other than in a Workout Transaction) not created in contemplation thereof;

              (vii) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset or reconstructing substantially all of such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

              (viii) any Lien on any asset securing Debt incurred or assumed for the purpose of improving or making any addition to such asset, provided that (A) such Lien attaches to such asset concurrently with or within 180 days after the completion of the improvement thereof or addition thereto and (B) the aggregate outstanding principal amount of all such Debt incurred after the date hereof secured by such Liens shall not, at any time, exceed $30,000,000;

                (ix) Liens securing Debt incurred in connection with Lease Cancellation Payments, provided that the aggregate amount of all such Debt incurred after the date hereof secured by such Liens shall not, at any time, exceed $20,000,000;

                (x) Liens securing industrial development revenue bonds (or securing contingent obligations to issuers of letters of credit issued to support industrial development revenue bonds) arising in connection with the conversion of the interest rate on such bonds from floating to long-term fixed rates or from fixed rates to other long-term fixed rates;

                (xi) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that the principal amount of such Debt is not increased and such Debt is not secured by any additional assets other than assets that relate directly to the facility subject to the original financing;

                (xii) Liens on Medicare, Medicaid or other patient accounts receivable of the Guarantor or any of its subsidiaries, or on Permitted Receivables Financing Securities, granted to secure Permitted Receivables Financing Securities, provided that the net amount of all uncollected accounts receivable owing to the Guarantor or any of its Subsidiaries over which such a Lien is granted, together, without duplication, with the net amount of all uncollected accounts receivable owing to the Guarantor or any of its Subsidiaries that are assigned to secure such Permitted Receivables Financing Securities, shall not exceed, at any time, 200% of the aggregate principal or redemption amount of all Permitted Receivables Financing Securities then outstanding;

                (xiii) Liens incidental to the conduct of its business or the ownership of its assets which (A) do not secure Debt or Derivatives Obligations and (B) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

                (xiv) Liens on cash and cash equivalents securing Derivatives Obligations, provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $10,000,000;

                (xv) Liens on assets (other than Nippon Collateral) securing Nippon Obligations, Liens on assets (other than LTCB Collateral) securing LTCB Obligations or Liens on assets (other than Senior Secured Note Collateral) securing Senior Secured Note obligations (such assets collectively, "New Assets"), provided that the sum of (A) the excess of the Appraised Value of all New Assets over the Appraised Value of all Nippon Collateral, LTCB Collateral and Senior Secured Note Collateral no longer subject to any Lien securing any Designated Obligations, (B) the amount set forth in subclause (A) of clause (xvii) and (C) the aggregate principal amount of all Incremental Pooled Mortgage Debt and all Debt incurred after the date hereof and secured by Liens permitted under clause (xviii) below shall not at any time exceed $50,000,000;

                (xvi) Liens on Initial Pooled Mortgage Assets, provided that the sum of the amounts set forth in subclause (A) of clauses (xv) and (xvii) and the aggregate principal amount of all Incremental Pooled Mortgage Debt and all Debt incurred after the date hereof and secured by Liens permitted under clause (xviii) shall not at any time exceed $50,000,000;

                (xvii) Liens on Substitute Pooled Mortgage Assets, provided that the sum of (A) the excess of the Appraised Value of all Substitute Pooled Mortgage Assets over the Appraised Value of all Initial Pooled Mortgage Facilities no longer subject to any Lien securing any Pooled Mortgage Debt, (B) the amounts set forth in subclause (A) of clause (xv) above, (C) the aggregate principal amount of all Incremental Pooled Mortgage Debt and (D) all Debt incurred after the date hereof and secured by Liens permitted under clause (xviii) shall not at any time exceed $50,000,000; and

                (xviii) Liens not otherwise permitted under clauses (i) through
         (xvii) of this Section, provided that the sum of the amounts set forth in subclause (A) of clause (xv) and (xvii) above and the aggregate principal amount of all Incremental Pooled Mortgage Debt and all Debt incurred after the date hereof and secured by Liens permitted under this clause (xviii) shall not at any time exceed $50,000,000.

                   (b) The Guarantor will not permit Pharmacy or any of its Subsidiaries to create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except (i) Liens permitted by clauses (i),
(ii), (v), (vi), (to the extent that it relates to the extension, renewal or





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refunding of Debt secured by any such Liens), (xi) and (xiii) of subsection (a)
above and (ii) Liens not otherwise permitted under this subsection, provided that the aggregate principal amount of all Debt secured by Liens permitted under this clause (ii) shall not at any time exceed $5,000,000.

          SECTION 5.12. CONSOLIDATIONS, MERGERS AND SALES OF ASSETS. (a) Neither the Guarantor nor any of its Subsidiaries will (i) consolidate or merge with or into any other Person, unless the Guarantor, the Borrower or, except in the case of a merger or consolidation to which the Borrower or the Guarantor is a party, a Wholly-Owned Subsidiary of the Guarantor is the surviving corporation, (ii) sell, lease or otherwise transfer all or any substantial part of the assets of the Guarantor and its Subsidiaries, taken as a whole, to any other Person or (c) sell, lease, transfer or otherwise dispose of any Pledged Stock, provided that (A) this Section shall not apply to mergers, dissolutions, reorganizations or liquidations of Subsidiaries of the Borrower that have disposed of all or substantially all of their assets and (B) the Guarantor and its Subsidiaries (other than Pharmacy or any of its Subsidiaries) may assign or grant security interests in their Medicare, Medicaid or other patient accounts receivable to a Special Purpose Receivables Financing Subsidiary to secure Permitted Receivables Financing Securities (provided that the net amount at any time of all uncollected accounts receivable owing to the Guarantor or any of its Subsidiaries that are so assigned or in which a security interest is so granted shall not exceed 200% of the aggregate principal or redemption amount of all Permitted Receivables Financing Securities then outstanding).

          (b) The Guarantor will not permit Pharmacy or any of its Subsidiaries to (i) consolidate or merge with or into any other Person, unless Pharmacy or, except in the case of a merger or consolidation to which Pharmacy is a party, a Wholly-Owned Subsidiary of Pharmacy is the surviving corporation or (ii) sell, lease or otherwise transfer all or any substantial part of its assets to any Person other than Pharmacy or any of its Wholly-Owned Subsidiaries that is an Issuer (as defined in the Pledge Agreement).

          SECTION 5.13. INCURRENCE OF DEBT. (a) The Guarantor will not permit any of its Subsidiaries (other than the Borrower) to incur, assume or suffer to exist any Debt, except:





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
                (i) Debt outstanding on the date hereof and included in the Base Financials or listed in Schedule IV hereto;

                (ii) Debt incurred after the date hereof in connection with Lease Cancellation Payments, provided that the aggregate principal amount of all such Debt outstanding at any time shall not exceed $20,000,000;

                (iii)       Debt secured by a Lien permitted pursuant to clause
         (vi) of Section 5.11(a);

                (iv) Debt of any corporation that becomes a Consolidated Subsidiary of the Guarantor after the Effective Date that exists at the time such corporation becomes such a Consolidated Subsidiary and (other than in a Workout Transaction) not created in contemplation thereof;

                (v) Debt ("Refinancing Debt") incurred to refinance Debt ("Refinanced Debt") permitted under clauses (i) through (iv) above, provided that (A) the principal amount of such Refinancing Debt shall not exceed the principal amount of such Refinanced Debt and (B) such Refinancing Debt shall have a weighted average life of not less than the remaining weighted average life of such Refinanced Debt or such Refinancing Debt shall not have any required payments of principal prior to the first anniversary of the Termination Date;

                (vi) Permitted Receivables Financing Securities, provided that the aggregate principal and redemption amount of all Permitted Receivables Financing Securities outstanding at any time shall not exceed $100,000,000;

                (vii)       Debt incurred under the Financing Documents;

                (viii) Debt incurred under the LTCB Financing Documents, the Nippon Financing Documents or the Senior Secured Note Documents not in excess of the amounts specified in clauses (iii) and (iv) of
         Section 5.11(a);

                (ix) Guarantees by any Subsidiary of the Guarantor of any obligation of the Guarantor or any of its other Subsidiaries that such guaranteeing Subsidiary would have been permitted to incur hereunder as a primary obligation;

                (x) Debt consisting of advances from the Guarantor or any of its Subsidiaries in connection with the normal operation of the business of the Guarantor and its Subsidiaries;

              (xi) Debt incurred in connection with and as part of a Workout Transaction;

              (xii) Debt incurred or assumed for the purpose of financing the cost of acquiring, constructing or improving an asset of the Guarantor or any of its Subsidiaries;

              (xiii) Debt secured by Pooled Mortgage Assets, provided that the aggregate principal amount of all Incremental Pooled Mortgage Debt and all Debt permitted under clause (xv) and incurred after the date hereof shall not at any time exceed $50,000,000;

              (xiv)        Permitted Preferred Stock; and

              (xv) Debt not otherwise permitted under clauses (i) through (xiv) of this Section, provided that the aggregate principal amount of all Incremental Pooled Mortgage Debt and all such Debt permitted under this clause (xv) shall not at any time exceed $50,000,000.

         (b) The Guarantor will not permit Pharmacy or any of its Subsidiaries to incur, assume or suffer to exist Debt, except (i) Debt permitted under clauses (i), (iii), (iv), (v) (to the extent the Refinanced Debt referred to therein is Debt referred to in clauses (i), (iii) and (iv)),
(vii) and (x) of subsection (a) above, (ii) Guarantees by Pharmacy or any of its Subsidiaries of any obligation of the Guarantor or any of its Subsidiaries that Pharmacy or such guaranteeing Subsidiary would have been permitted to incur as a primary obligation under clause (i) of this subsection (b) and (iii) Debt not otherwise permitted under this subsection (b), provided that the aggregate outstanding principal amount of all Debt permitted under this clause
(iii) shall not at any time exceed $5,000,000.

         SECTION 5.14. USE OF PROCEEDS AND LETTERS OF CREDIT. The Letters of Credit issued (or deemed issued), and the proceeds of the Loans made, under this Agreement will be used for (i) in the case of the proceeds of the Tranche A Term Loans, the acquisition by Pharmacy of the capital stock of the Tranche A Acquired Companies pursuant to the related Stock Purchase Agreement and the payment of fees and expenses with respect thereto, (ii) in the case of the proceeds of the Tranche B Term Loans, the acquisition by Pharmacy of the capital stock of the Tranche B Acquired Company pursuant to the related Stock Purchase Agreement and





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
the payment of fees and expenses with respect thereto, and (iii) in all other cases, (A) the repayment or prepayment of loans made under the Existing Credit Agreement and (B) general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U.

          SECTION 5.15. ADDITIONAL SUBSIDIARY GUARANTORS. The Guarantor agrees to cause each Person, other than a Special Purpose Receivables Financing subsidiary, that shall, at any time after the date hereof, become a Wholly-Owned Subsidiary of the Guarantor to enter into the Subsidiary Guaranty and, in the case of any Acquired Company, to cause the stock of such Person to be pledged pursuant to the Pledge Agreement not later than 20 days after (or, in the case of any Acquired Company, on) the date on which such Person shall have become such a Wholly-Owned Subsidiary.

          SECTION 5.16. LEASE CONVERSIONS. The Guarantor will not, and will not permit any of its Subsidiaries to, make any Lease Conversion in any calendar year unless:

              (i) the aggregate consideration paid or to be paid by the Guarantor and its Subsidiaries in connection with the termination of leases or the acquisition of facilities and related property pursuant to such Lease Conversion and all other Lease Conversions made during such calendar year would not exceed $100,000,000;

              (ii) to the extent such Lease Conversion is financed or will be financed with Debt of the Guarantor or any of its Subsidiaries, such Debt (A) is incurred within 180 days of such Lease Conversion and (B) has a weighted average life of at least five years; and

              (iii) as of the end of such calendar year, the aggregate original principal amount of Debt incurred or to be incurred by the Guarantor and its Subsidiaries in connection with all Lease Conversions made from and including the first day of such calendar year (or, in the case of the calendar year 1994, the Effective Date) equals or exceeds 70% of the aggregate consideration paid or to be paid by the Guarantor and its Subsidiaries in connection with the termination of leases or the acquisition of facilities and related property for all such Lease Conversions.

        SECTION 5.17. TRANSACTIONS WITH AFFILIATES. The Guarantor will not, after the date hereof, and will not permit any of its Subsidiaries to, after the date hereof, enter into any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Guarantor's or such Subsidiary's (as the case may be) business and upon fair and reasonable terms no less favorable to the Guarantor or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person other than an Affiliate.


                                   ARTICLE VI

                                    DEFAULTS

          SECTION 6.01. EVENTS OF DEFAULT. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

              (a) the Borrower shall fail to pay (i) on the date when due any principal of any Loan or any Reimbursement Obligation or (ii) within five Domestic Business Days after the date when due any interest on any Loan or Reimbursement Obligation or any fees, commissions or other amounts payable hereunder;

              (b) the Borrower or the Guarantor shall fail to observe or perform any covenant contained in Section 5.05, 5.06, 5.07, 5.10, 5.12, 5.13, 5.14, 5.15 (to the extent such Section relates to any of the Tranche A Acquired Companies or the Tranche B Acquired Company) or 5.16;

              (c) the Borrower or the Guarantor shall fail to observe or perform any covenant contained in Section 5.08, 5.09, 5.11 or 5.15 (to the extent such Section relates to any Person other than a Tranche A Acquired Company or the Tranche B Acquired Company) for 10 days after the Borrower or the Guarantor shall have obtained actual knowledge of such failure or after written notice thereof has been given to the Borrower by the Agent at the request of any Bank;

              (d) the Borrower, the Guarantor or any subsidiary Guarantor shall fail to observe or perform any covenant or agreement contained herein or in the Subsidiary Guaranty (other than those covered by clause (a), (b) or (c) above) for 30 days after written notice thereof has been given to the Borrower by the Agent at the request of any Bank;

                (e) any representation, warranty, certification or statement made by the Guarantor or any of its Subsidiaries in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document shall prove to have been incorrect in any material respect when made (or deemed made);

                (f) the Guarantor or any of its Subsidiaries shall fail to make any payment in respect of any Material Financial Obligation when due or, if later, within any applicable grace period;

                (g) (i) any event or condition shall occur which results in the acceleration of the maturity, or requires the early redemption or prepayment, of any Material Financial Obligation or any event or condition shall occur and be continuing which enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any Material Financial obligation or any Person acting on such holder's behalf to accelerate the maturity, or require the early redemption or prepayment, of such Material Financial Obligation (unless such event or condition shall have been waived and any acceleration or required redemption or prepayment rescinded), provided that the fact that the interest paid on any industrial development revenue bonds ceases to be exempt from federal income taxation shall not constitute an Event of Default under this subsection (g) unless such industrial development revenue bonds are accelerated, redeemed or prepaid or the aggregate principal amount of industrial development revenue bonds subject to acceleration or early redemption or prepayment as a result of such event or condition shall be at least $15,000,000 or (ii) any event or condition constituting a default or event of default under the agreement, instrument or other document relating thereto shall occur which results in the termination of any Material Commitment or any such event or condition shall occur and be continuing which enables (or with the giving of notice or lapse of time or both, would enable) the provider of any Material Commitment or any Person acting on such provider's behalf to require the early termination of such Material Commitment (unless such event or condition shall have been waived and any termination rescinded);

                (h) the Borrower, the Guarantor or any Material Subsidiary (or any combination of Subsidiaries that, if treated as a single Subsidiary, would at such time constitute a Material Subsidiary) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

                (i) an involuntary case or other proceeding shall be commenced against the Borrower, the Guarantor or any Material Subsidiary (or any combination of Subsidiaries that, if treated as a single Subsidiary, would at such time constitute a Material Subsidiary) seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower, the Guarantor or any Material Subsidiary (or any combination of Subsidiaries that, if treated as a single Subsidiary, would at such time constitute a Material Subsidiary) under the federal bankruptcy laws as now or hereafter in effect;

                (j) (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay under Title IV of ERISA; or
         (ii) notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or (iii) any member of the ERISA Group has been notified in writing that the PBGC has instituted proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or (v) any of the events described in clause (iii) above shall occur with respect to any Other Plan or Other Plans (other than a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA) (A) that have aggregate Unfunded Liabilities in excess of $1,000,000 and (B) with respect to which either (1) one or more members of the ERISA Group have engaged in a transaction or transactions described in Section 4069 of ERISA or (2) one or more members of the ERISA Group is a member of the "controlled group" under Section 412(c)(11) of the Internal Revenue Code or Section 4001(a)(14) of ERISA; or (vi) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more (A) multiemployer plans, within the meaning of Section 4001(a)(3) of ERISA (which plans are not Multiemployer Plans), with respect to which a member of the ERISA Group shall have engaged, within the previous five plan years, in a transaction described in
         Section 4212(c) of ERISA, or (B) Multiemployer Plans, which could reasonably be expected to result in the incurrence by one or more members of the ERISA Group of a current payment obligation in excess of $1,000,000; provided that no Event of Default shall occur under clause (v) or (vi) if (A) the Unfunded Liabilities of the Other Plans in respect of which events described in clause (v) have occurred, together with the current payment obligations that could reasonably be expected to result from complete or partial withdrawals or defaults described in clause (vi), shall not exceed $2,500,000 and (B) each member of the ERISA Group that could reasonably be expected to be liable for such Unfunded Liabilities or current payment obligations is diligently contesting, in good faith, by appropriate proceedings, the imposition of such liabilities of obligations;

                (k) the Borrower or any of the Guarantor's other subsidiaries party thereto shall fail to observe or perform any of its obligations under the Pledge Agreement;

                (l) (i) one or more judgments or orders for the payment, in the aggregate, of money in excess of $20,000,000 shall be rendered against the Guarantor or any of its Subsidiaries and such judgments or orders shall continue unsatisfied and unstayed for a period of

         30 days or (ii) one or more judgments or orders shall be rendered against the Guarantor or any of its Subsidiaries, which judgments or orders shall be stayed on condition that a bond or collateral equal to or greater than, in the aggregate, $250,000,000 be posted or provided, and such judgments or orders shall not be overturned or lifted within a period of 10 days;

              (m) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said
         Act) of 25% or more of the outstanding shares of common stock of the Guarantor; or

              (n) the Pledge Agreement shall at any time after the Effective Date, for any reason (other than solely due to actions taken by the Agent or any Bank) fail to create perfected Liens in favor of the Secured Parties on the Collateral, securing all of the Secured Obligations purported to be secured thereby, subject to no other Liens other than Liens permitted under Section 5.11(xiii) as to which the Liens created under the Pledge Agreement have priority;

then, and in every such event, the Agent shall (i) if requested by Banks having more than 66 2/3% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks holding more than 66 2/3% of the sum of (A) the aggregate principal amount of the Loans and (B) the aggregate Letter of Credit Exposures, by notice to the Borrower declare the Notes and any Reimbursement Obligations (together with accrued interest thereon and all fees, commissions and other amounts payable by the Borrower hereunder) to be, and the same shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause
(h) or (i) above with respect to the Borrower or the Guarantor, without any notice to the Borrower or the Guarantor or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Notes and any Reimbursement Obligations (together with accrued interest thereon and all fees, commissions and other amounts payable by the Borrower hereunder) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the Guarantor.

                   SECTION 6.02. NOTICE OF DEFAULT. The Agent shall give notice to the Borrower under Section 6.01(c) or 6.01(d) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks and the Issuing Bank thereof.


                                  ARTICLE VII

                                   THE AGENT

          SECTION 7.01. APPOINTMENT AND AUTHORIZATION. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Financing Documents as are delegated to the Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.

          SECTION 7.02. AGENT AND AFFILIATES. Morgan Guaranty Trust Company of New York shall have the same rights and powers under the Financing Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent or the Issuing Bank, and Morgan Guaranty Trust Company of New York and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Guarantor or any Subsidiary or affiliate of the Guarantor as if it were not the Agent or the Issuing Bank hereunder.

          SECTION 7.03. ACTION BY AGENT. The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI.

          SECTION 7.04. CONSULTATION WITH EXPERTS. The Agent may consult with legal counsel (who may be counsel for the Borrower or the Guarantor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

          SECTION 7.05. LIABILITY OF AGENT. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (a) with the consent or at the request of the Required Banks or (b) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with the Financing Documents or any borrowing or letter of credit hereunder, (ii) the performance or observance of any of the covenants or agreements of the Guarantor or any of its Subsidiaries party to any Financing Document, (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Agent, or (iv) the validity, effectiveness or genuineness of any Financing Document or any other instrument or writing furnished in connection therewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

          SECTION 7.06. INDEMNIFICATION. Each Bank shall, ratably in accordance with its Total Exposure, indemnify the Agent (to the extent not reimbursed by the Borrower or the Guarantor) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Agent's gross negligence or willful misconduct) that the Agent may suffer or incur in connection with any Financing Document or any action taken or omitted by the Agent hereunder or thereunder.

          SECTION 7.07. CREDIT DECISION. Each Bank acknowledges that it has, independently and without reliance upon the Agent, the Issuing Bank or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, the Issuing Bank or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

          SECTION 7.08. SUCCESSOR AGENT. The Agent may resign at any time, effective upon the appointment of a successor Agent and such successor Agent's acceptance of such appointment, by giving written notice thereof to the Banks, the Issuing Bank and the Borrower. Upon the giving of any such notice of resignation, the Required Banks (with, unless an Event of Default shall have occurred and be continuing, the written consent of the Borrower (which shall not be unreasonably withheld)) shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring

Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After the effectiveness of any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

          SECTION 7.09. AGENT'S FEE. The Borrower shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.


                                  ARTICLE VIII

                            CHANGE IN CIRCUMSTANCES

          SECTION 8.01. BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR UNFAIR. If on or prior to the first day of any Interest Period for any Fixed Rate Loan:

              (a) the Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

              (b) Banks having 50% or more of the aggregate principal amount of the affected Loans advise the Agent that the Adjusted CD Rate or the Adjusted London Interbank Offered Rate, as the case may be, as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their CD Loans or Euro-Dollar Loans, as the case may be, for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make CD Loans or Euro-Dollar Loans, as the case may be, or to convert outstanding Loans into CD Loans or Euro-Dollar Loans shall be suspended and
(ii) each outstanding CD Loan
or Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

          SECTION 8.02. ILLEGALITY. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Domestic Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

          SECTION 8.03. INCREASED COST AND REDUCED RETURN.

          (a) If on or after the date hereof the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request





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
or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

              (i) shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans, or shall change the basis of taxation of payments to any Bank (or its Applicable Lending Office) of the principal of or interest on its Fixed Rate Loans or any other amounts due under this Agreement in respect of its Fixed Rate Loans or its obligation to make Fixed Rate Loans (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Applicable Lending Office is located); or

              (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding (A) with respect to any CD Loan any such requirement included in an applicable Domestic Reserve Percentage or Assessment Rate and (B) with respect to any Euro-Dollar Loan any such requirement included in a Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

          (b) If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority,





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
central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Issuing Bank or any Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against letters of credit issued by the Issuing Bank or participations in letters of credit by any Bank or (ii) impose on the Issuing Bank or any Bank any other condition (including, without limitation, any assessment for federal deposit insurance) regarding any Letter of Credit, the Issuing Bank's obligation to issue any Letter of Credit or any Bank's obligation to pay the Issuing Bank its ratable share of any drawing under any Letter of Credit, and the result of any event referred to in clause (i) or (ii) of this subsection is to increase the cost to the Issuing Bank or such Bank of issuing or maintaining any Letter of Credit or participating therein or making any payment under any Letter of Credit (which increase in cost shall be determined on the basis of the Issuing Bank's or such Bank's reasonable allocation of the aggregate of such cost increases resulting from such events), then, within 15 days after demand by the Issuing Bank or such Bank (with a copy to the Agent), the Borrower shall pay to the Issuing Bank or such Bank such additional amount or amounts as will compensate the Issuing Bank or such Bank for such increased cost.

          (c) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder or under or with respect to the Letters of Credit (including any participation therein) to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank





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
such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

          (d) Each of the Issuing Bank and the Banks will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section. Each Bank will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in its judgment, be otherwise disadvantageous to it. A certificate of the Issuing Bank or any Bank claiming compensation under this Section and setting forth in reasonable detail an explanation of the basis for requesting such compensation and stating the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Issuing Bank or such Bank may use any reasonable averaging and attribution methods.

          SECTION 8.04. BASE RATE LOANS SUBSTITUTED FOR AFFECTED FIXED RATE LOANS. If (i) the obligation of any Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03(a) with respect to its CD Loans or Euro-Dollar Loans or its obligation to make CD Loans or Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

              (a) all Loans which would otherwise be made by such Bank as (or continued as or converted to) CD Loans or Euro-Dollar Loans, as the case may be, shall instead be made as (or continued as or, effective (i) on the last day of the then current Interest Period applicable thereto unless clause (b) of the last sentence of Section
         8.02 shall apply or (ii) immediately upon the giving of notice referred to in such sentence if such clause (b) shall apply, converted
         to) Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks), and

              (b) after each of its CD Loans or Euro-Dollar Loans, as the case may be, has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay





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
         such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead.

If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a CD Loan or a Euro-Dollar Loan, as the case may be, on the first day of the next succeeding Interest Period applicable to the related CD Loans or Euro-Dollar Loans of the other Banks.

          SECTION 8.05. HLT CLASSIFICATION. If, after the date hereof, the Agent determines that, or the Agent is advised by any Bank that such Bank has received notice from any governmental authority, central bank or comparable agency having jurisdiction over such Bank that, Loans hereunder are classified as a "highly leveraged transaction" as defined under applicable law or regulation on the date hereof (an "HLT Classification"), the Agent shall promptly give notice of such HLT Classification to the Borrower and the other Banks. The Agent, the Banks and the Borrower shall commence negotiations in good faith to agree on the extent to which fees, commissions, interest rates and/or margins hereunder should be increased so as to reflect such HLT Classification. If the Borrower and Banks having more than 50% in aggregate amount of the Commitments agree on the amount of such increase or increases, this Agreement may be amended to give effect to such increase or increases as provided in Section 10.05. If the Borrower and Banks having more than 50% in aggregate amount of the Commitments fail to so agree within 45 days after notice is given by the Agent as provided above, then the Agent shall, if requested by Banks having 50% or more in aggregate amount of the Commitments, by notice to the Borrower, increase the interest rate per annum otherwise applicable to all loans and all unpaid amounts with respect to Letters of Credit and the rate per annum applicable to commitment fees and letter of credit commissions, in each case, by 1-3/4%, effective as of the date of delivery of such notice. The Banks acknowledge that an HLT Classification is not a Default or an Event of Default hereunder.





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
                                   ARTICLE IX

                                    GUARANTY

          SECTION 9.01. THE GUARANTY. The Guarantor hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Note issued by the Borrower pursuant to this Agreement, and the full and punctual payment of all Reimbursement Obligations and all other amounts payable by the Borrower or any other Subsidiary of the Guarantor under any Financing Document. The obligations guaranteed hereby shall include, without limitation, any interest, costs, fees and expenses which accrue on or with respect to any of the foregoing, whether before or after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more than one of the Guarantor or any of its Subsidiaries, and any such interest, costs, fees and expenses that would have accrued thereon or with respect thereto but for the commencement of such case, proceeding or other action. Upon failure by the Borrower or any such Subsidiary to pay punctually any such amount, the Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the applicable Financing Document.

          SECTION 9.02. GUARANTY UNCONDITIONAL. The obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by, and the Guarantor, to the extent permitted by applicable law, hereby waives any defense to any of its obligations hereunder that might otherwise be available to it on account of:

              (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower or any other Subsidiary of the Guarantor under any Financing Document, by operation of law or otherwise;

              (ii) any modification or amendment of or supplement to any Financing Document;

              (iii) any modification, amendment, waiver, release, non-perfection or invalidity of any direct or indirect security, or of any guarantee or any liability of any third party, for any obligation of the Borrower or any other Subsidiary of the Guarantor under any Financing Document;

              (iv) any change in the corporate existence, structure or ownership of the Borrower or any other Subsidiary of the Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any such Subsidiary or any of their respective assets or any release or discharge of any obligation of the Borrower or any such Subsidiary contained in any Financing Document;

              (v) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Borrower or any other Subsidiary of the Guarantor, the Agent, the Issuing Bank, any Bank or any other Person, whether or not arising in connection herewith or with any Financing Document; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

              (vi) any invalidity or unenforceability relating to or against the Borrower or any other Subsidiary of the Guarantor for any reason of any Financing Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any such Subsidiary of the principal of or interest on any Note or any Reimbursement Obligation or other amount payable by the Borrower or any such Subsidiary under any Financing Document; or

              (vii) any other act or omission to act or delay of any kind by the Borrower, any other Subsidiary of the Guarantor, the Agent, the Issuing Bank, any Bank or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor's obligations hereunder.

              SECTION 9.03. DISCHARGE ONLY UPON PAYMENT IN FULL; REINSTATEMENT IN CERTAIN CIRCUMSTANCES. The Guarantor's obligations hereunder shall remain in full force and effect until the Commitments shall have terminated, the principal of and interest on the Notes and all Reimbursement Obligations and other amounts payable by the Borrower or any other Subsidiary of the Guarantor under any Financing Document shall have been paid in full and the Letter of Credit Exposures of all Banks shall have been reduced to zero. If at any time any payment of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable by the Borrower or any such Subsidiary under any Financing Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or any such





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
Subsidiary or otherwise, the Guarantor's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

          SECTION 9.04. WAIVER BY THE GUARANTOR. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other Subsidiary of the Guarantor or any other Person or any property subject to any Lien securing any obligations of the Borrower, the Guarantor or any of its Subsidiaries.

          SECTION 9.05. SUBROGATION. Upon making any payment with respect to the Borrower or any other Subsidiary of the Guarantor hereunder, the Guarantor shall be subrogated to the rights of the payee against the Borrower or such Subsidiary with respect to such payment; provided that the Guarantor shall not enforce against the Borrower or any other Subsidiary of the Guarantor any payment by way of subrogation or contribution until all amounts of principal of and interest on the Notes, all Reimbursement Obligations and all other amounts payable by the Borrower under this Agreement have been paid in full and the Letter of Credit Exposures of all Banks have been reduced to zero.

        SECTION 9.06. STAY OF ACCELERATION. If acceleration of the time for payment of any amount payable by the Borrower or any Subsidiary of the Guarantor under any Financing Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such Subsidiaries, all such amounts otherwise subject to acceleration under the terms of the Financing Documents shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Agent made at the request of the requisite proportion of the Banks specified in Article VI of this Agreement.


                                   ARTICLE X

                                 MISCELLANEOUS

          SECTION 10.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, the Guarantor, the Issuing Bank or the Agent, at its address or telex or facsimile transmission number set forth on the signature pages hereof,

(y) in the case of any Bank, at its address or telex or facsimile transmission number set forth in its Administrative Questionnaire or (z) in the case of any party, at such other address or telex or facsimile transmission number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in or pursuant to this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when such facsimile is transmitted to the facsimile transmission number specified in or pursuant to this Section and telephonic confirmation of receipt thereof is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in or pursuant to this Section; provided that notices to the Agent or the Issuing Bank under Article II or Article VIII shall not be effective until received.

          SECTION 10.02. NO WAIVERS. No failure or delay by the Agent, the Issuing Bank or any Bank in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 10.03. EXPENSES; DOCUMENTARY TAXES; INDEMNIFICATION. (a) The Borrower shall pay (i) all out-of-pocket expenses of the Agent and the Issuing Bank, including reasonable fees and disbursements of any special counsel to the Agent, in connection with the preparation of the Financing Documents, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default thereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent, the Issuing Bank or any Bank, including reasonable fees and disbursements of counsel, including in-house counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. The Borrower shall indemnify each Bank, the Agent and the Issuing Bank against (A) any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Financing Documents and (B) all costs, expenses and taxes, assessments or other charges incurred in connection with any filing, registration, recording or perfection of any Lien contemplated by any of the Financing Documents or any document referred to therein or the filing or recording of any termination statement with respect to the release of any Lien on any Collateral.

          (b) The Borrower agrees to indemnify the Agent, each Bank and the Issuing Bank and hold the Agent, each Bank and the Issuing Bank harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by the Agent, any Bank or the Issuing Bank in connection with any investigative, administrative or judicial proceeding (whether or not the Agent, such Bank or the Issuing Bank shall be designated a party thereto) relating to or arising out of the Financing Documents or any actual or proposed use of Letters of Credit or proceeds of Loans hereunder; provided that neither the Agent nor the Issuing Bank or any Bank shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

          SECTION 10.04. SHARING OF SET-OFFS. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it and its participation in any Reimbursement obligation and interest (if any) thereon (collectively, its "Relevant Debt") which is greater than the proportion received by any other Bank in respect of the Relevant Debt of such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Relevant Debt of the other Banks, and such other adjustments shall be made, as may be required so that all such payments with respect to the Relevant Debt of the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its Relevant Debt. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note or Reimbursement Obligation, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.





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
          SECTION 10.05. AMENDMENTS AND WAIVERS. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower, the Guarantor and the Required Banks (and, if the rights or duties of the Issuing Bank or the Agent are affected thereby, by the Agent or the Issuing Bank, as the case may be); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease any Commitment of any Bank (except for a ratable decrease in the Commitments of the applicable Class of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or the rate of interest on any Loan or Reimbursement Obligation or any commissions or fees hereunder, except as provided below, (iii) postpone the date fixed pursuant to Section 2.05, 2.06, 2.07, 2.08 or 2.10 for any payment of principal of or interest on any Loan or Reimbursement Obligation or any commissions or fees hereunder or for the termination of any Commitment, (iv) agree to release all or substantially all of the Collateral, (v) release the Guarantor or any Material Subsidiary from its obligations under Article IX or the Subsidiary Guaranty (other than pursuant to the terms thereof) or (vi) change the percentage of the Commitments, the aggregate unpaid principal amount of the Notes or the Loans or of the aggregate Letter of Credit Exposures, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement; and provided, further, that this Agreement may be amended to give effect to any increased fees, commissions, interest rates and/or margins agreed upon pursuant to Section 8.05 or to reduce or rescind any such increases previously agreed upon pursuant to Section 8.05, if such amendment is in writing and is signed by the Borrower and Banks having more than 50% in aggregate amount of the Commitments.

          SECTION 10.06. SUCCESSORS AND ASSIGNS. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither the Borrower nor the Guarantor may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Banks.

          (b) Any Bank may, without the consent of the Borrower, the Guarantor, the Agent or the Issuing Bank, upon notice to the Borrower, the Agent and, if any participating interest in any Letter of Credit or Revolving Commitment is to be so granted, the Issuing Bank, grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitments or any or all of its Loans or its participations in Letters of Credit; provided that each participating interest shall represent an aggregate interest therein of at least $1,000,000. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Agent and the Issuing Bank, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower, the Agent and the Issuing Bank shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 10.05 without the consent of the Participant. The Borrower and the Guarantor agree that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

          (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit I hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower or the Guarantor, which shall not be unreasonably withheld, the Agent and, if any participation in any Letter of Credit or Revolving Commitment is to be assigned, the Issuing Bank; provided that if an Assignee is, prior to such assignment, a Bank or an affiliate of a Bank, no such consent shall be required; and provided further that, (i) unless the Loans, Commitments and participations in Letters of Credit assigned shall constitute all Loans, Commitments and participations in Letters of Credit of such assignor Bank, the aggregate principal amount of the Loans, Commitments and participations in Letters of Credit assigned shall not be less than $10,000,000 and (ii) any such assignment shall include a pro rata portion of the assigning

Bank's Revolving Commitment, Revolving Loans and participations in Letters of Credit, on the one hand, and Term Loans and Term Commitments, on the other hand. Upon the execution and delivery of such instrument, payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee and delivery of notice to the Borrower, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with Commitments as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $2,500; provided that no such fee shall be required if the Assignee is, prior to any such assignment, an affiliate of such Bank. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest, fees or commissions are payable hereunder for its account, deliver to the Borrower and the Agent (and, in the case of any such Assignee to whom any Letter of Credit Exposure or Revolving Commitment has been assigned, the Issuing Bank) certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.16.

          (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

          (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.03 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

          SECTION 10.07. MARGIN STOCK. Each of the Banks represents to the Agent, the Issuing Bank and each of the other Banks that it in good faith is not relying upon any





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"margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

          SECTION 10.08. GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE BORROWER AND THE GUARANTOR HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. THE BORROWER AND THE GUARANTOR IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH EITHER OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          SECTION 10.09. PLEDGE AGREEMENT. The Issuing Bank, the Agent and the Banks each consents and agrees to the terms of the Pledge Agreement.

          SECTION 10.10. COUNTERPARTS; INTEGRATION. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement, the Subsidiary Guaranty and the Pledge Agreement constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

          SECTION 10.11. CONFIDENTIALITY. Each Bank agrees not to disclose to any Person other than the Agent or another Bank any information delivered or made available by the Guarantor or any of its Subsidiaries to it and indicated in writing as confidential; provided that nothing herein shall prevent any Bank from disclosing such information (a) to any other Person who is a director, officer or employee of such Bank or any of its affiliates if reasonably incidental to the administration of the Loans, (b) upon the order of any court or administrative agency, (c) upon the request or demand of, or pursuant to any regulation of, any regulatory agency or authority, (d) which had been publicly disclosed other than as a result of a disclosure by the Agent or any Bank prohibited by this Agreement, (e) in connection with any litigation related to the transactions contemplated by the Financing Documents to which the Agent, any Bank or its subsidiaries or parent may be a party, (f)





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to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) to such Bank's or Agent's legal counsel or independent auditors and (h) to any actual or proposed Assignee or Participant of all or part of its rights hereunder provided that such actual or proposed Assignee or Participant agrees in writing to be bound by the provisions of this Section.

          SECTION 10.12. RELEASE OF EXISTING LIENS. Each Bank that is an Existing Bank hereby agrees, in its capacity as an Existing Bank, and the Agent hereby agrees, in its capacity as agent under the Existing Credit Agreement, in each case effective on the Effective Date, to the release of all Liens under the Existing Security Documents.

          SECTION 10.13. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE GUARANTOR, THE AGENT, THE ISSUING BANK AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.





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